Private and Confidential

Dated July 25, 2016

(1) Golar GLS UK Limited
(2) Schlumberger B.V.

JOINT VENTURE
AND
SHAREHOLDERS’ AGREEMENT

CONTENTS
1.Definitions    2
2.Interpretation    10
3.Creation of the Joint Venture    12
4.Incorporation of the Company    12
5.Closing    13
6.Financing    15
7.Business    19
8.Directors and Board Meetings; Approvals    25
9.Business Plan, Budgets, Financial Information and Audits    32
10.Operation of the Company    35
11.Profits Distributions    36
12.Transfer of Shares and Related Matters    36
13.Non Compete    38
14.Term and Termination    39
15.Confidentiality    39
16.Costs    40
17.Assignment    40
18.Notices    40
19.General    41
20.Governing Law and Arbitration    42
21.Business Ethics    42
EXECUTION PAGE46
Schedule 1 Transfer Provisions47
Schedule 2 Determination of Fair Market Value51
Schedule 4.1 Articles55
Schedule 4.5 Initial Board64
Schedule 4.8 Supplemental Deed65
Schedule 5.2.1(c) Form of minutes of extraordinary shareholders’ meeting66
Schedule 5.2.3(a) Form of minutes of Board meeting69
Schedule 5.2.2(e) Form of parent company guarantee74
Schedule 7.3 Target Project in Mauritania and Senegal76
Schedule 8.4.2(d) Human Resources Appendix77
Schedule 9.1 Initial Business Plan78
Schedule 9.3 Initial Budget84

JOINT VENTURE
AND
SHAREHOLDERS’ AGREEMENT

DATE:    July 25, 2016
PARTIES:

(1)
Golar GLS UK Limited, a company organized under the laws of England and Wales, whose registered office is at 13th Floor, 1 America Square, Crosswall, London UK EC3N 2LB (Company Number 10234146) (“Golar”); and

(2)	Schlumberger B.V., a company incorporated under the laws of the Netherlands with its registered address at Parkstraat 83-89, 2514 JG, The Hague, Zuid-Holland, Netherlands (“Schlumberger”).
Golar and Schlumberger, and any person or entity adhering to this Agreement after the date hereof in accordance and pursuant to the terms of this Agreement, are hereafter referred to collectively as the “Parties” and individually as a “Party”.
WHEREAS:
(A)    Golar is one of the world’s largest independent owners and operators of LNG carriers and is developing FLNG and FSRU technologies, and has a strategy of developing both its midstream and upstream operations;
(B)    Schlumberger’s Group is the world’s leading supplier of technology, project management and information solutions to the oil & gas industry;
(C)    Schlumberger Production Management (“SPM”) is a business segment of the Schlumberger Group working with upstream customers to develop and manage oil and gas assets through the deployment of world class technology and processes. The SPM offering may include field development planning, operational planning, technical and administrative support services, subsurface interpretation and characterization, reservoir modelling, as well as the management of field operations (including drilling, completions and recompletions, workovers and well interventions, construction and operation of production facilities and infrastructure) (“SPM Capabilities”);
(D)    The Parties have discussed opportunities to primarily develop projects for the conversion of natural gas reserves to LNG and potentially other liquid products using processing and FLNG facilities, by combining Golar’s position in the LNG and FLNG business along with Schlumberger’s SPM Capabilities as described in Recital (C) above, and in certain cases to offer limited financing to ultimate resource owners and partners to enable the development of such assets;
(E)    The Parties are therefore interested in a long-term cooperation to address brownfield and greenfield natural gas resources and other gas liquefaction and export opportunities, whereby Golar shall deliver maritime expertise and liquefaction facilities in the form of an FLNG vessel, and Schlumberger shall supply the SPM Capabilities to enable the production of gas reserves;
(F)    Golar and Schlumberger plan to co-operate and become one of the leaders in the extraction of gas from gas resources and other gas liquefaction and export opportunities and the production and delivery of corresponding LNG by:
-     Providing the market with a fully integrated offering for offshore stranded gas reservoirs on a worldwide basis;
-    Marketing the capabilities of this Joint Venture that best fit such an objective whilst maintaining material profitability and efficiency; and
-    Providing flexible business models to the partners/clients involved, thereby enabling them to optimise upfront capital investments in return for appropriate remuneration to the Joint Venture during production operations;
(G)    Golar and Schlumberger have agreed to establish a joint venture (the “Joint Venture”) through the medium of the Company to achieve the purpose set out above;
(H)    Golar and Schlumberger have agreed to enter into this Agreement to (i) set out the terms and conditions on which they have agreed to establish their Joint Venture through the Company, (ii) make provision for the management and administration of the affairs of the Company and (iii) set out their rights and obligations as Shareholders of the Company.
IT IS AGREED AS FOLLOWS:

PART I	Definitions and Interpretation

1.	Definitions
In this Agreement and in the Recitals, the following words and expressions have the following meanings:
Accounting Firm    has the meaning ascribed to it in Clause 6.6.3;
Accounting Policies    means Company accounts under US GAAP;
Additional Drawdown Date    has the meaning ascribed to it in Clause 6.4.1;
Additional Drawdown Notice    has the meaning ascribed to it in Clause 6.4.1;
Affiliate    means with respect to any person, any other person that Controls, is Controlled by, or is under common Control with such first person;
Agreement    means this agreement and its Schedules, Exhibits and Annexes, as may be amended from time to time by the Parties in accordance with the terms of this agreement;
Annual Budget    has the meaning set forth in Clause 9.4.1;
Appraisal Deadline    has the meaning ascribed to it in Schedule 2;
Articles    means the articles of association of the Company in the agreed form attached in Schedule 4.1, as may be amended from time to time;
Asset    means any asset, field or block owned, to be owned or acquired in connection with a Committed Project, or assets, fields or blocks in which rights for exploration, development and production of hydrocarbons may be the subject of a Committed Project;
Auditors    means Ernst & Young S.A. 35E avenue John F. Kennedy L-1855 Luxembourg or any auditor appointed in accordance with the Articles and subject to the terms of this Agreement;
Available Assets    means, as of any date, the excess of (i) the cash and cash equivalent items held by the Company over (ii) the sum of the amount of such items as the Board determines to be necessary or appropriate for the payment of the

Company’s Operating Expenses, debt requirements, liabilities and other obligations (whether fixed or contingent, current or future), or for the establishment of appropriate reserves for such expenses, liabilities and obligations as may arise, including the maintenance of adequate working capital for the continued conduct of the Company’s investment activities and operations, all in accordance with the Initial Budget, the Annual Budget or the Revised Annual Budget;
Base Case    has the meaning ascribed to it in Clause 7.2.3(c);
Board    means the board of directors of the Company for the time being and from time to time;
Business    has the meaning set forth in Clause 7.1.1;
Business Day    means a day (other than a Saturday or Sunday) on which clearing banks are ordinarily open for business in the City of London;
Business Ethics Laws    means all of the laws relating to bribery, corruption, money laundering, fraud, use of terrorist proceeds, sanctions, bid rigging, collusion or anti-trust, forced labour, human trafficking or similar activities: (i) of the country of incorporation of each Party and each Party's ultimate parent company and of the principal place of business of such ultimate parent company and all regulations applicable to any stock exchange in which the shares of the Company and/or Shareholders are traded and (ii) all of the provisions of the United Kingdom Bribery Act 2010, Modern Slavery Act 2015 and the United States Foreign Corrupt Practices Act and internationally-recognised ethical standards, including the World Bank’s “Summary of World Bank Group Integrity Guidelines” dated September 2010; and with respect to each of (i) and (ii), where there is a conflict, the most onerous provision will apply;
Business Plan    shall mean either the Initial Business Plan or any business plan agreed pursuant to Clause 9.2, as the case may be;
Capital Commitment    shall mean the total funds a Shareholder has agreed will be made available by such Shareholder for Share subscriptions or other debt or equity investments in the Company or any Project Company;

Capital Contribution    means, with respect to any Shareholder, the capital contributed pursuant to a single Drawdown or the aggregate capital so contributed, as the context may require, by such Shareholder to the Company pursuant to this Agreement;
Chairman of the Board    means the Chairman of the Board of the Company appointed in accordance with Clause 8.1(b);
Change of Control    means in relation to an entity, a change in the identity of the person or persons acting together who Control that entity;
Closing    has the meaning set forth in Clause 5.1.1;
Closing Date    has the meaning set forth in Clause 5.1.1;
Committed Project    has the meaning set forth in Clause 7.4.4(d);
Company    means OneLNG SA, the company to be incorporated in Luxembourg in accordance with Clause 4.1;
Confidential Information    has the meaning ascribed to it in Clause 15.1;
Control    means when a person (i) holds directly or indirectly part of the share capital of an entity granting the majority of the voting rights in the general meeting of shareholders of such entity; (ii) holds directly or indirectly the majority of the voting rights in the general meeting of shareholders of an entity pursuant to an agreement or understanding with other shareholders of such entity; (iii) has the ability to determine de facto decisions at the general meeting of shareholders by using the voting rights it holds in such entity; (iv) exercises a dominant influence by virtue of particular relationships with an entity; or (v) has the power, whether through voting rights or pursuant to an agreement and, whether directly or indirectly, to appoint more than half of the members of the board (or similar corporate body) of an entity; For the purpose of this Agreement, GMLP will be deemed an Affiliate.
Defaulting Shareholder    has the meaning ascribed to it in Clause 6.5.1;

Defined Competitor    means (i) in respect of Golar, the following entities and their respective Affiliates: Exmar, Hoegh, SBM, Excelerate and (in relation to FLNG technology) Petronas; and (ii) in respect of Schlumberger, the following entities and their respective Affiliates: Halliburton, BakerHughes, Weatherford, General Electric, NOV, and FMC;
Directors    means the Schlumberger Directors and the Golar Directors, each being a Director;
Distress    means a financial state of affairs for the Company in which the Company is not able to meet its short term financial obligations after exhausting any currently available debt financing;
Distress Notice    has the meaning ascribed to it in Clause 6.6.1;
Distress Report    has the meaning ascribed to it in Clause 6.6.5;
Distress Response Notice    has the meaning ascribed to it in Clause 6.6.2;
Distributable Cash    means cash received by the Company from the sale or other disposition of, or dividends, interest or other income from or in respect of, an investment, or otherwise received by the Company from any source, including Capital Contributions, to the extent that such cash constitutes Available Assets;
Drawdowns    shall mean the Capital Contributions made or to be made to the Company pursuant to the terms of this Agreement from time to time by the Shareholders pursuant to a Drawdown Notice.
Drawdown Date     shall have the meaning set forth in Clause 6.3.2;
Drawdown Notice     shall have the meaning set forth in Clause 6.3.2;
EBITDA    has the meaning ascribed to it in Clause 7.2.3(e);
Encumbrance    with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset under any applicable laws. For the purposes of this Agreement, a person shall be deemed to own subject to an Encumbrance any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset;
Event of Default    has the meaning ascribed to it in Clause 6.5.1;
Excluded Project    has the meaning ascribed to it in Clause 7.4.4(e);
Fair Market Value    means the value of a security or asset determined as set forth in Schedule 2 or in Clause 6.6 as the case may be;
Fair Market Value Report    has the meaning ascribed to it in Clause 6.6.8;
First Appraiser    has the meaning ascribed to it in Schedule 2;
FLNG    means floating LNG operations employing technologies designed to enable the development of hydrocarbon resources and produce LNG and potentially other liquid products;
FMV Notice    has the meaning ascribed to it in Schedule 2;
FSRU    means a floating storage regasification unit;
Funding Shareholder    has the meaning ascribed to it in Clause 6.6.7;
GMLP    means Golar LNG Partners LP;
Golar Call Option     has the meaning ascribed to it in Schedule 1, Section 4.1;
Golar Commitment    shall mean United States Dollars Two Hundred And Fifty Million (US$250,000,000) only;
Golar Directors    means the members of the Board appointed by Golar in accordance with Clause 8.1 or Clause 8.2, as the case may be;
Golar Drag-Along Right    has the meaning ascribed to it in Schedule 1, Section 4.4(a);
Golar Option Shares    has the meaning ascribed to it in Schedule 1, Section 4.1;
Golar Share    means any Share held by Golar;

Group    means, in relation to any particular entity, that entity, any Holding Company of that entity, any Subsidiary of that Holding Company, and any Subsidiary of that entity and “Group Company” shall mean any one or more of such entities (but, for the avoidance of doubt references to a Shareholder’s Group shall exclude the JV Group;
High Case     has the meaning ascribed to it in Clause 7.2.3(b);
High Value    has the meaning ascribed to it in Schedule 2;
Holding Company    means, in relation to an entity, an entity which Controls that entity;
Initial Board    has the meaning ascribed to it in Clause 4.5;
Initial Budget    has the meaning ascribed to it in Clause 9.3;
Initial Business Plan    has the meaning ascribed to it in Clause 9.1;
Initial Shareholding    has the meaning ascribed to it in Clause 4.4;
Joint Venture    has the meaning set forth in Recital (G);
JV Group     means the Company and its Subsidiaries and JV Group Company means any one of them;
LCIA    has the meaning ascribed to it in Clause 20.2;
Legal Requirements     (i) all applicable laws and regulations (including any regulation or rule issued by any competent governmental authority), as enacted and amended from time to time and any law, ordinance, rule award, judgment or decree, whether foreign or domestic, and whether national, local or supranational, as enacted and amended from time to time; and (ii) all regulations applicable to any stock exchange in which the shares of the Company and/or the Shareholders are traded;
LNG    means liquefied natural gas;
Lock-up Period     shall be the period ending on the seventh anniversary of the Closing Date;

Low Case    has the meaning ascribed to it in Clause 7.2.3(a);
Low Value    has the meaning ascribed to it in Schedule 2;
Management Team    has the meaning ascribed to it in Clause 8.4.2(a);
Mid-Range    has the meaning ascribed to it in Schedule 2;
NIBD    has the meaning ascribed to it in Clause 7.2.3(d);
Non-Defaulting Shareholder    has the meaning ascribed to it in Clause 6.5.1(e);
Offered Shares    has the meaning ascribed to it in Schedule 1, Section 2(a);
Offeree    has the meaning ascribed to it in Schedule 1, Section 2(a);
Operating Expenses    shall mean the costs, expenses and liabilities that are incurred by or arise out of the operation and activities of the Company, as determined by the Board in the Initial Budget, the Annual Budget or the Revised Annual Budget, including: (i) costs and expenses incurred in connection with the formation and organization of the Company, as determined in good faith by the Shareholders, including out-of-pocket legal, accounting, printing, travel and filing fees and expenses (ii) the fees and expenses relating to Target Projects, unconsummated investments, indebtedness (including interest thereon), including the evaluation, acquisition, holding and disposition thereof, to the extent that such fees and expenses are not reimbursed by an investment or other third Person; (iii) legal, custodial, auditing and accounting expenses, including expenses associated with the preparation of the Company’s financial statements and tax returns; (iv) banking, legal, accounting and consulting expenses; (v) appraisal and valuation expenses; (vi) expenses related to organizing entities through or in which investment Assets may be made; (vii) expenses for the remuneration, and reimbursement of expenses of the Management Team and reimbursement of expenses of the Board members; (viii) premiums for insurance protecting the Company, its representatives and employees from liabilities to third Persons in connection with the Company’s investment and other activities;
Other Shareholder    has the meaning ascribed to it in Schedule 2;
Ownership Interest    all and any right, title and/or interest of a person (directly or indirectly) in, to or in respect of any person(s) or asset(s);
Permitted Transferee    has the meaning ascribed to it in Schedule 1, Section 1(b);
Potential Purchaser    has the meaning ascribed to it in Schedule 1, Section 2(a);
Project Business Plan    has the meaning given to it in Clause 7.4.4;
Project Company    means any entity established by the Company or the Shareholders for the purposes of developing or implementing any Committed Project;
RDS    shall mean in respect of each Target Project a resource development solution jointly marketed by the Parties to implement the cooperation of the Parties as per the present Agreement;
Recognized Investment Banker    has the meaning ascribed to it in Schedule 2;
Reserved Matter    has the meaning ascribed to it in Clause 8.6.1;
Restricted Business    has the meaning ascribed to it in Clause 13.1;
Revised Annual Budget    has the meaning set forth in Clause 9.5.1;
Sales Documentation    has the meaning ascribed to it in Schedule 1, Section 3(a);
Schlumberger Call Option    has the meaning ascribed to it in Schedule 1, Section 4.2;
Schlumberger Commitment    shall mean United States Dollars Two Hundred And Fifty Million (US$250,000,000) only;
Schlumberger Director    means the members of the Board appointed by Schlumberger in accordance with Clause 8.1 or 8.2 as the case may be;

Schlumberger Drag-Along Right    has the meaning ascribed to it in Schedule 1, Section 4.4(b);
Schlumberger Group    means Schlumberger together with its Affiliates, excluding after the Closing the JV Group;
Schlumberger Option Shares    has the meaning ascribed to it in Schedule 1, Section 4.2;
Schlumberger Share    means any Share held by Schlumberger;
Second Appraiser    has the meaning ascribed to it in Schedule 2;
Selling Party    has the meaning ascribed to it in Schedule 1, Section 2(a);
Share    means any share in the capital of the Company of whatever class;
Shareholder    means either of Golar or Schlumberger, and “Shareholders” means both of them;
Sponsor Vote    means (i) when at the level of the Shareholders, a vote that includes the affirmative vote of both Golar and Schlumberger, and (ii) when at the level of the Board, a vote that includes the affirmative vote of at least one Golar Director and at least one Schlumberger Director;
Start Date    has the meaning ascribed to it in Schedule 2;
Subsidiary    means, with respect to an entity or person, any other entity or person in which it has, directly or indirectly through another entity or person, the Control of such entity or person; and for the purpose of this Agreement, GMLP shall be deemed to be a Subsidiary of Golar;
Target Project    means an opportunity identified by either Shareholder, the Board or the Management Team for potential collaboration and cooperation between the Parties or their respective Affiliates (as the case may be) through the JV Group within the scope of the Business;
Territory    means the worldwide market;

Third Appraiser    has the meaning ascribed to it in Schedule 2;
Third Value    has the meaning ascribed to it in Schedule 2;
Transfer    means any transaction, in the form of a conveyance, sale, payment, pledge, lien, mortgage, gift, or otherwise concluded with or without consideration, absolutely or conditionally, voluntarily or involuntarily, with or without judicial proceedings, resulting in the transfer of the ownership of shares, assets, other ownership interest or rights or securities (and rights or obligations relating to shares or securities including but not limited to (i) all changes, transfers, sales or assignments of partial (e.g. beneficial interest, usufruct, or ownership without beneficial interest) or full title by any legal means, ii) any transfer with or without usufruct, loan, constitution of a guarantee as a result of a pledge of shares or other ownership interests or other type of security interest (in which case the transfer of the shares or other ownership interests resulting from the performance of such pledge shall not be considered as a Transfer);
Transfer Provisions    has the meaning ascribed to it in Clause 12.3(a);
Trigger Party    has the meaning ascribed to it in Schedule 2;
US GAAP    means the generally accepted accounting principles adopted by the U.S. Securities and Exchange Commission (SEC); and
VAT    means value added tax.

2.	Interpretation
In this Agreement, unless otherwise specified:

(a)
references to an “entity” or “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established and references to a “person” include any individual, firm, body corporate, unincorporated association, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality);

(b)	references to “Clauses” are to Clauses of this Agreement;

(c)	a reference to an “agreement” or other document is a reference to that agreement or document as supplemented or amended from time to time;

(d)
the words “include” and “including” are to be construed without limitation, general words introduced by the word “other” are not to be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things and general words are not to be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words;

(e)	unless the context otherwise requires, words importing the singular shall also include the plural and vice versa;

(f)
references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official, or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

(g)	a reference to a date which is not a Business Day shall be construed as a reference to the next succeeding Business Day;

(h)	headings are for convenience only and shall not affect this Agreement's interpretation;

(i)	in this Agreement, unless otherwise specified:

(i)
a reference to any statutory provision is to that provision as in force at the date of this Agreement, includes any order, instrument or regulation made or issued under it and shall be construed as a reference to any statutory provision of which it is a re-enactment or consolidation; and

(ii)	the expression “in the agreed form” in relation to a document means a document in a form approved and for the purposes of identification initialled by or on behalf of each of the parties.

PART II	Creation of the Joint Venture/Formation of the Company/Closing

3.	Creation of the Joint Venture

3.1	Schlumberger and Golar agree and undertake to form the Joint Venture through the medium of the Company for the purpose of undertaking the Business.

3.2
In relation to the Business and subject to the terms and conditions of this Agreement, Schlumberger and Golar undertake to invest funds in the Company, up to the Schlumberger Commitment and the Golar Commitment, respectively.

4.	Incorporation of the Company

4.1
Schlumberger and Golar acknowledge and agree that, as soon as practically possible from the date hereof and prior to Closing, Golar, in cooperation with Schlumberger, shall take all reasonable and necessary actions to set up the Company as a societe anonyme, and the Parties will procure that the Company adopts the Articles as its articles of association.

4.2
The Parties undertake to collaborate with each other to facilitate the incorporation of the Company including by taking any action and providing to each other all information and documents necessary for the incorporation of the Company and the opening of a bank account of the Company.

4.3	The name of the Company shall be OneLNG SA.

4.4
The Company shall have an initial share capital of United States Dollars One Hundred Thousand (US$100,000) and divided into ten thousand (10,000) ordinary shares, each of a nominal value of United States Dollars Ten (US$10), forty-nine percent (49%) of which will be held by Schlumberger and fifty-one percent (51%) of which will be held by Golar (the “Initial Shareholding”). At Closing, the Company shall have a share capital of United States Dollars Twenty Million (US$20,000,000) divided into two million (2,000,000) ordinary shares, each of a nominal value of United States Dollars Ten (US$10), forty-nine percent (49%) of which will be held by Schlumberger and fifty-one percent(51%) of which will be held by Golar.

4.5
The Parties (i) acknowledge that the Board of the Company shall be composed as provided under Clause 8 below, (ii) acknowledge that, in accordance with the principles of Clause 8.1 below, immediately following Closing, the Board will be composed of the persons identified in Schedule 4.5 (the “Initial Board”), (iii) acknowledge that the first Chairman of the Board will be the person identified in Schedule 4.5 and (iv) therefore undertake to vote at the general meeting of the shareholders of the Company to be held at Closing, in favour of the persons identified in Schedule 4.5 for their appointment as members of the Board and in favour of the person mentioned in Schedule 4.5 for his appointment as Chairman of the Board.

4.6
The Parties acknowledge that the Auditor will be appointed as Auditor of the Company and therefore undertake, at the general meeting of the shareholders of the Company to be held at Closing, to vote in favour of their appointment as Auditor of the Company.

4.7	The Parties acknowledge that a Golar nominee will be appointed as secretary at meetings of the Board and therefore undertake to cause their representative of the Board, at each

Board meeting of the Company, to vote in favour of its appointment as secretary of such meeting.

4.8	The Parties undertake to cause the Company to adhere to this Agreement at Closing by executing the adherence agreement attached in Schedule 4.8.

5.	Closing

5.1	Date and Place of Closing

5.1.1
Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned pursuant to Clause 5.3, the closing of the formation of the Joint Venture and the completion of this Agreement (the “Closing”) will take place at the offices of United International Management S.A., 5 Avenue Gaston Diderich, Luxembourg L-1420, five (5) Business Days after the execution of this Agreement or on such other date as may be agreed between the Parties (the “Closing Date”).

5.2	Obligations of the Shareholders on the Closing Date

5.2.1	Obligations of Schlumberger
On the Closing Date Schlumberger shall:
(a)    pay an amount of United States Dollars Nine Million Seven Hundred And Fifty One Thousand (US$9,751,000) by wire transfer in immediately available funds to the bank account of the Company, to be contributed to the Company in consideration for the nine hundred seventy five thousand and one hundred (975,100) Shares issued and allotted at Closing to Schlumberger;
(b)    deliver to Golar reasonably satisfactory evidence that the amount to be contributed to the Company in consideration for the subscription of the Schlumberger Shares has been duly paid by wire transfer in immediately available funds;
(c)    undertake any action required for an extraordinary shareholders’ meeting (in respect of which an agreed form of minutes is attached in Schedule 5.2.1(c)) to be held before a Luxembourg notary in order to increase the share capital of the Company.

5.2.2	Obligations of Golar
On the Closing Date Golar shall:
(a)    deliver to Schlumberger a copy of the incorporation deed including the Articles of the Company;
(b)    pay an amount of United States Dollars Ten Million One Hundred And Forty Nine Thousand (US$10,149,000) by wire transfer in immediately available funds to the bank account of the Company, to be contributed to the Company in consideration for the one million fourteen thousand and nine hundred (1,014,900) Shares issued and allotted at Closing to Golar;
(c)    deliver to Schlumberger reasonably satisfactory evidence that the amount to be contributed to the Company in consideration for the subscription of the Golar Shares has been duly paid by wire transfer in immediately available funds;
(d)    undertake any action required for an extraordinary shareholders’ meeting (in respect of which an agreed form of minutes is attached in Schedule 5.2.1(c)) to be held before a Luxembourg notary in order to increase the share capital of the Company; and
(e)    deliver to Schlumberger a parent company guarantee from Golar LNG Ltd (in the form attached in Schedule 5.2.2(e)), which undertakes and guarantees that Golar shall perform all of its obligations under this Agreement.

5.2.3	Obligations of the Company
(a)    On the Closing Date the Company shall:

(i)
deliver to the Shareholders (a) a copy of the minutes of the Company’s shareholders meeting (such meeting to be held immediately after the incorporation of the Company) evidencing (i) the appointment of the members of the Initial Board, and (ii) the appointment of Ernst & Young S.A. 35E avenue John F. Kennedy L-1855 Luxembourg as Auditors of the Company;

(ii)
deliver to the Shareholders a copy of the minutes of the Board meeting (attached in Schedule 5.2.3(a)) evidencing (i) the appointment of the Chairman of the Board, (ii) the convening of an extraordinary Shareholders’ meeting to be held before the notary in order to increase the Company’s share capital through the contribution of funds in consideration for the nine hundred seventy five thousand and one hundred (975,100) Shares to be issued and allotted at Closing to Schlumberger and for the one million fourteen thousand and nine hundred (1,014,900) Shares to be issued and allotted at Closing to Golar, and (iii) the passing of a resolution approving this Agreement and authorising the execution on behalf of the Company of an adherence agreement on the terms attached in Schedule 4.8;

(iii)
deliver to the Shareholders a copy of the notary deed whereby the Company’s share capital will have been increased, the nine hundred seventy five thousand and one hundred (975,100) Shares issued to Schlumberger and the one million fourteen thousand and nine hundred (1,014,900) Shares issued to Golar, and an unblocked funds certificate issued by the notary;

(iii)
deliver to the Shareholders a copy of the up-to-date shareholders’ register of the Company pursuant to the issuance of the Schlumberger Shares and of the Golar Shares further to the Company’s share capital increase; and

(iv)	deliver to the Shareholders a copy of an adherence agreement on the terms attached in Schedule 4.8, duly executed by the Company.

(b)
Further to Closing the Company shall update its statutory books to reflect the transactions referred to in Clause 4 and shall file any documents, forms and returns which require filing with the appropriate governmental authorities within the statutory time limits.

5.3	Right to terminate

5.3.1
If the provisions of Clauses 5.2.2 and/or 5.2.3 are not complied with by Golar and/or the Company, the Closing will be postponed by three (3) Business Days. If, following this three (3) Business Day period, the Closing has not been performed in compliance with Clauses 5.2.2 and/or 5.2.3, the Closing will be postponed by a further three (3) Business Days. If the provisions of Clauses 5.2.2 and/or 5.2.3 are still not complied with following this additional three (3) Business Day period, Schlumberger shall be entitled to terminate this Agreement.

5.3.2
If the provisions of Clauses 5.2.1 and/or 5.2.3 are not complied with by Schlumberger and/or the Company, the Closing will be postponed by three (3) Business Days. If, following this three (3) Business Day period, the Closing has not been performed in compliance with Clauses 5.2.1 and/or 5.2.3, the Closing will be postponed by a further three (3) Business Days. If the provisions of Clauses 5.2.1 and/or 5.2.3 are still not complied with following this additional three (3) Business Day period, Golar shall be entitled to terminate this Agreement.

5.3.3
In any event, Schlumberger, Golar and the Company agree that, for the purpose of this Clause 5, the Parties are under a duty to act reasonably and in good faith to procure that the Closing occurs on the Closing Date.

5.3.4
The Shareholders acknowledge that should either Shareholder be in breach of its obligations under Clause 5.2 the other Shareholder (provided such other shareholder is not in breach of its obligations) shall have the right to terminate this agreement as provided under this Clause 5.3, and termination pursuant to this Clause 5.3 shall be its sole and exclusive remedy in respect of such breach.

6.	Financing

6.1	Initial Funding
The Company shall be financed initially by the proceeds of the Share subscriptions referred to in Clauses 5.2.1(a) and 5.2.2(b) in accordance with the Initial Budget and in order to cover the Company’s Operating Expenses for its first financial year.

6.2	Capital Commitments

6.2.1
Except as otherwise provided in this Agreement, each Shareholder shall make Capital Contributions to the Company in accordance with the Initial Budget, the relevant Annual Budget or the relevant Revised Annual Budget and in accordance with Clause 6.3, in an aggregate amount not to exceed their respective Capital Commitment.

6.2.2	The Shareholders acknowledge that they may, in accordance with and subject to Clause 6.4 below, decide to provide the Company with Capital Contributions above their respective Capital Commitments.

6.3	Capital Contributions

6.3.1
The Capital Contributions of the Shareholders shall be paid in separate Drawdowns in amounts determined in accordance with the Initial Budget, the relevant Annual Budget or the relevant Revised Annual Budget and pursuant to the terms of this Clause 6.3.

6.3.2
For each Capital Contribution, whether to fund investment in a Committed Project through the Company or to fund the Company’s Operating Expenses, the Board shall provide each Shareholder with a notice of each Drawdown (a “Drawdown Notice”) at least twenty (20) Business Days prior to the date on which such Drawdown is due and payable (the “Drawdown Date”).

6.3.3
The relevant Drawdown Notice shall provide details and explanations as to the purpose of such Drawdown and, in the case where such Drawdown is meant to fund an investment by the Company in a Committed Project, shall give a satisfactory description of such investment to the Shareholders as prepared by the Management Team and by the Board. In addition, such Drawdown Notice shall specify, to the knowledge of the Board as of the date thereof, the amount of such Drawdown that will be used by the Company for the purposes of an investment in a Committed Project or pay Operating Expenses.

6.3.4
Notwithstanding Clause 6.3.3, if the actual Capital Contribution to be paid by a Shareholder changes after delivery of a Drawdown Notice (due, for example, to a change in the amount or nature of the investment to be made in a Committed Project by the Company), the Board shall issue a revised Drawdown Notice to the Shareholders, provided that the new Drawdown Date shall be (i) no earlier than the prior Drawdown Date and (ii) at least three (3) Business Days after the date that such revised Drawdown Notice is given. Such Shareholders shall pay any additional Capital Contribution thereby required no later than the Drawdown Date specified in such revised Drawdown Notice.

6.3.5
Each Shareholder shall, subject to Clause 6.2, pay the Capital Contributions determined in accordance with the provisions of this Clause 6.3 and specified in the relevant Drawdown Notice, as the same may be revised pursuant to Clause 6.3.4, by wire transfer in immediately available funds to the Company’s account. The required Capital Contribution of each Shareholder shall be made no later than the Drawdown Date specified in such Drawdown Notice and shall be pro rata to each Shareholder’s share in the share capital of the Company at the time of the Drawdown Date.

6.4	Funding above Capital Commitment

6.4.1
Any Shareholder and/or any member of the Board may at any time call for additional Capital Contributions in connection with the acquisition or financing of an investment in a Committed Project by the Company which requires a funding of the Company above the total aggregate Capital Commitments. In such a case, the person calling for additional Capital Contributions shall send a written notice (an “Additional Drawdown Notice”) to the Shareholders and to the Board setting out details and explanations as to the purpose of such Capital Contribution and where such Capital Contribution is meant to fund an investment by the Company in a Committed Project, give a satisfactory description of such investment to the Shareholders and the Board prepared by the party serving the Additional Drawdown Notice. The Additional Drawdown Notice shall be served at least forty (40) Business Days prior to the date on which such Drawdown is due and payable (the “Additional Drawdown Date”). The Shareholders shall procure that the Company shall adhere to the following procedure in respect of an Additional Drawdown Notice:

(a)
The Board shall within ten (10) Business Days after receiving the Additional Drawdown Notice meet to discuss the terms of the Additional Drawdown Notice and the transaction contemplated thereby. If the Board approves the Additional Drawdown Notice it shall submit the proposed Capital Contribution to the vote of the Shareholders as a Sponsor Vote;

(b)
In the event the contemplated transaction is not approved by a Sponsor Vote, the Additional Drawdown Notice shall be considered null and void and the provisions of Clause 8.7 (Deadlock) shall apply; and

(c)
In the event the transaction contemplated by the Additional Drawdown Notice is approved by a Sponsor Vote of the Shareholders, each Shareholder shall pay the Capital Contributions determined in accordance with the provisions of this Clause 6.4 and specified in the Additional Drawdown Notice, by wire transfer in immediately available funds to the Company’s account. The required Capital Contribution of each Shareholder shall be made no later than the Additional Drawdown Date specified in such Additional Drawdown Notice and shall be pro rata to such Shareholder’s share in the share capital of the Company at the time of the Additional Drawdown Date.

6.5	Defaulting Shareholder

6.5.1	It is an Event of Default by a Shareholder (the “Defaulting Shareholder”) where any of the following events occurs:

(a)
the Defaulting Shareholder commits a breach of this Agreement which is material in the context of the Joint Venture taken as a whole and either (1) the breach is not capable of being remedied or (2) the Defaulting Shareholder does not remedy that breach within twenty Business Days (or, in the case of a default in payment of all or any portion of any Capital Contribution or any other amount required to be funded by such Shareholder, sixty (60)) Business Days of the Defaulting Shareholder receiving (or being deemed to receive) notice requiring it to remedy that breach; or

(b)
as per the legislation applicable to the Defaulting Shareholder, the Defaulting Shareholder is unable to pay its debts as they fall due or the Defaulting Shareholder enters into any composition or arrangement with its creditors generally; or

(c)
an encumbrancer lawfully takes possession, or an administrative receiver or the equivalent in any jurisdiction is validly appointed over, the whole or any material part of the undertaking, property or assets of the Defaulting Shareholder; or

(d)	an order is made or resolution is passed for the appointment of an administrator of or the insolvency of the Defaulting Shareholder; or

(e)
any voluntary dissolution (other than in connection with insolvency or bankruptcy) of the Defaulting Shareholder takes place other than with the prior written consent (not to be unreasonably withheld) or the other Shareholder (the “Non-Defaulting Shareholder”); or

(f)	a Change of Control occurs in relation to the Defaulting Shareholder.

6.5.2	If an Event of Default occurs, the Defaulting Shareholder will notify the Non-Defaulting Shareholder and the Company as soon as reasonably practicable.

6.6	Distress

6.6.1
In the event that Golar or Schlumberger determines in its reasonable discretion that the Company is in Distress, it should notify the other Shareholder of such Distress with all relevant supporting calculations and justifications (the “Distress Notice”).

6.6.2
Upon receipt of the Distress Notice, the recipient Shareholder, shall have five (5) Business Days to determine whether it considers that the Company is in Distress and notify it to the Shareholder that served the Distress Notice (the “Distress Response Notice”).

6.6.3
Promptly following receipt of the Distress Response Notice, Golar and Schlumberger shall meet to discuss their respective conclusions as to the situation of the Company. If Golar and Schlumberger are unable to agree as to whether the Company is in Distress, the Shareholder which sent the Distress Notice shall have the right to appoint, at the Company’s cost, an independent accounting firm of international reputation and to instruct it to assess whether the Company is in Distress (the “Accounting Firm”).

6.6.4
In such a case the Company shall and shall instruct the Auditor to: (i) cooperate fully and completely in responding to questions and requests for information submitted by the Accounting Firm and (ii) give access to the Accounting Firm to the books, records, documents and information of the Company, or any other information that is necessary for the Accounting Firm to determine whether the Company is in Distress, including working papers of the accountants of the Company and of the Company’s Auditor, and to any of the employees of the Company, during regular business hours.

6.6.5
The Accounting Firm shall within fifteen (15) Business Days from its date of appointment deliver to the Shareholders, and to the Board a detailed report including all relevant calculations and justifications as to whether the Company is in Distress (the “Distress Report”).

6.6.6
Should (i) Golar and Schlumberger both determine that the Company is in Distress or (ii) the Distress Report determine that the Company is in Distress, Golar and Schlumberger shall meet to decide what decision should be taken to resolve the Distress situation.

6.6.7
Golar and Schlumberger agree that should the Company be determined, either by mutual agreement or as per the Distress Report, to be in Distress, Golar and/or Schlumberger (the “Funding Shareholder”) shall have the right to subscribe for additional Shares of the Company for the Fair Market Value of such additional Shares as agreed among Golar and Schlumberger or, in the absence of agreement, in proportion to their then holding of Shares.

6.6.8
Should Golar and Schlumberger have agreed that the Company is in Distress without having recourse to the intervention of the Accounting Firm but be unable to agree upon the Fair Market Value of the Shares, the Shareholders shall mutually appoint, at the Company’s cost, an Accounting Firm to determine the Fair Market Value of the Shares. Such Accounting Firm shall provide a report as to the Fair Market Value of the Shares within fifteen (15) Business Days as from its appointment including all relevant calculations and justifications as to the Fair Market Value of the Shares to the Shareholders and to the Board (the “Fair Market Value Report”). Absent of manifest error, the conclusions of the Fair Market Value Report shall be binding upon the Shareholders and the Company.

6.6.9
The Company and the Shareholders hereby undertake to take all necessary actions for the Funding Shareholder or the Funding Shareholders, as the case may be, to be able to subscribe for new Shares at Fair Market Value as soon as possible as from the determination of the Fair Market Value.

PART III	Business of the Company

7.	Business

7.1	Nature of the Business/Geographical Scope/Timing

7.1.1
The Shareholders agree that the business of the Company (the “Business”) is to develop, finance, invest in and operate projects for the conversion of natural gas reserves to LNG, and potentially other liquid products using FLNG facilities, by combining SPM Capabilities and the knowledge and experience of Golar and its Affiliates particularly in maritime activities and floating liquefaction.

The Shareholders agree that the Business of the Company shall be limited to those projects which must include both SPM services to the upstream clients and FLNG deployment by Golar as a package. For the avoidance of doubt, the Business shall exclude:

(a)	SPM services without potential for FLNG deployment; and

(b)	FLNG deployment without the provision of SPM services; and

(c)
the provision of the first two (2) FSRUs to Golar Power Ltd, the joint venture company which offers integrated LNG-based downstream solutions, through the ownership and operation of FSRU and associated terminal and power generation infrastructure, and each Shareholder shall be free to pursue such excluded projects or services for its own account and at its sole risk and outside the scope of the Joint Venture.

7.1.2	For the purpose of carrying on the Business, the Shareholders may procure that the Company shall:

(a)	Identify and evaluate Target Projects;

(b)	promote, develop and implement Committed Projects;

(c)
through Committed Projects, pursue, prioritise, monetise and maximise the value of natural gas reserves which may be commercialised through, among others, the use of processing technology and FLNG vessels and other production and storage technology;

(d)
pursue associated and non-associated gas exploration, appraisal, development and/or production opportunities including through acquiring interests in upstream concessions, licences, production sharing contracts or similar arrangements for the grant of rights to explore for and/or produce hydrocarbons in connection with Committed Projects;

(e)	take Ownership Interests, whether upstream, midstream and/or downstream in Committed Projects;

(f)	acquire, market and sell LNG produced from Committed Projects;

(g)	access and/or develop markets for natural gas and/or LNG with a view to maximising the value of natural gas and/or LNG produced from Committed Projects;

(h)	identify and define targets based on specific delivery time for Golar FLNG vessels;

(i)	purchase of LNG vessels from Golar and conversion of such vessels into FLNG vessels for the Business;

(j)	perform field operations with Golar/Schlumberger support; and/or

(k)	carry out such other activities as are agreed by the Shareholders from time to time.

7.1.3
Subject to Clauses 6.1-6.4 inclusive, all resources necessary for the execution of a Committed Project and related RDS shall be provided by the Parties (or their Affiliates), acting reasonably, and in accordance with the relevant Annual Budgets or Revised Annual Budgets, with:

(a)
Golar (or its Affiliates) primarily providing the services and materials associated with processing and liquefaction of the offshore stranded gas produced and delivery of the resulting LNG utilising one or more FLNG vessels including:

(i)	gas characterization and metocean analysis performed by Golar to assure FLNG suitability; and

(ii)	FLNG vessel design, engineering, procurement, construction, commissioning and operation by Golar, on a single source basis and on arm’s length terms;

(a)	Schlumberger (or its Affiliates) primarily providing the SPM Capabilities;
on a single source basis; on arm’s length terms; at prevailing international market rates for the same or equivalent goods or services in the relevant location; and on terms and conditions agreed by the Parties in advance.

7.1.4	The Shareholders acknowledge that the Company shall start to carry out its Business immediately after Closing.

7.2	Capital Investment/Returns Expected

7.2.1
The Shareholders agree that the Company intends, in line with the objectives of the Initial Business Plan, to carry out two (2) to five (5) Target Projects, each implying a potential equity investment of between United States Dollars Four Hundred Million (US$400,000,000) to United States Dollars Two Billion (US$2,000,000,000) each. The Shareholders acknowledge that the Board may however consider and assess potential investments in targets which do not fall within this equity investment range.

7.2.2
The Shareholders agree that their common objective, without being legally bound in this respect but in line with the targeted objectives of the Initial Business Plan, is that the Business shall be carried out with a view to target investments with expected cash distributions to the Shareholders yielding:

(a)	a 15% internal rate of return (unlevered post-tax, real) in the Low Case and a 20% internal rate of return (unlevered post-tax, real) in the Base Case;

(b)	NIBD/EBITDA of 3x in the Base Case and up to 4x in the Low Case; and

(c)	Interest coverage ratio of 2.25x in the Low Case and 4x in High Case.

7.2.3	For the purpose of Clause 7.2.2:

(a)	“Low Case” means US$5 per MMBTU and US$50 Brent ICE Nasdaq quotation;

(b)	“High Case” means US$10 per MMBTU and US$90 Brent ICE Nasdaq quotation;

(c)	“Base Case” means US$7 per MMBTU and US$70 Brent ICE Nasdaq quotation;

(d)	“NIBD” means net interest-bearing debt; and

(e)	“EBITDA” means earnings before interest, tax, depreciation and amortization.

7.2.4	The Shareholders acknowledge that the Board may consider and assess potential target investments which do not meet the target investment criteria set out in Clause 7.2.2.

7.3	Investment Structures
The Shareholders acknowledge, and the Company undertakes to ensure, that any investment in any Committed Project by the Company will be carried out through a JV Group Company incorporated as a wholly-owned Subsidiary of the Company unless otherwise provided herein or, in any particular case, the Shareholders otherwise agree. The Shareholders have identified a Target Project in Mauritania and Senegal and set out an initial proposed corporate and investment structure, together with related contractual arrangements in Schedule 7.3.

7.4	Target Projects

7.4.1
High grading of Projects. The Board shall resolve what Target Projects are to be appraised by the Company, economically and technically, and what order of priority should be given to each Target Project which is to be appraised.

7.4.2
Pre-Feasibility Studies. In relation to such Target Projects as the Board resolves shall be appraised by the Company, the Company, through its Management Team and in consultation with the Shareholders, will prepare and submit to the Board within three (3) calendar months a pre-feasibility evaluation study covering technical scoping; site investigation and requirements; gas composition; cost estimates (including gas price, operating expenditure and capital expenditure); marketing implications; infrastructure/vessel requirements; vessel capacity; the fiscal and political environments; risk register; preliminary project economics; and a recommendation as to whether the Board should proceed to give authority to negotiate and proceed with a feasibility study. No expense shall be incurred by the Company for the purpose of the pre-feasibility study which would require a variation of the Initial Budget or (as applicable) the Annual Budget or Revised Annual Budget).

7.4.3
Authority to Negotiate and Feasibility Studies. If the Board in respect of a Target Project decides to give the Management Team authority to negotiate and to proceed with a feasibility study, the Company, through its Management Team and in consultation with the Shareholders, will prepare and submit to the Board and the Shareholders (within the limits of any variation as shall have been agreed by the Shareholders in respect of the Initial Budget, the Annual Budget or the Revised Annual Budget, as applicable) a feasibility study dealing with all the matters in the pre-feasibility study in a greater degree of detail (and/or such other matters as the Board and/or the Shareholders may direct) including details of:

(i)
any proposed acquisition (including by way of farm-in), on a direct or virtual basis, of any participating interest in any concession agreement, production sharing contract, risk service contract, buy back contract, participation agreement, licence agreement, lease, or similar arrangement relating to any oil and gas assets or operations and material agreements relating thereto or that grant the right to explore for, appraise, develop and/or produce oil or gas;

(ii)	the proposed terms and conditions of any direct or virtual acquisition under item (i) above;

(iii)	the proposed liquefaction services to be provided by the Project Company and the proposed terms and conditions relating to the provision of such services;

(iv)	any proposed shipping services to be provided by/to the Project Company and the proposed terms and conditions relating to the provision of such services;

(v)	whether it is intended that the Project Company will take title to gas or LNG at any point in the value chain of the relevant investment opportunity;

(vi)	what the proposed terms and conditions are for the sale and marketing of any LNG or gas in which the Project Company will hold title;

(vii)	whether it is intended that the Project Company or an Affiliate will participate in any shipping and/or regasification of LNG produced by the relevant Target Project;

(viii)
whether it is intended that the Project Company or an Affiliate will participate in any power generation or other downstream project for the consumption of regasified LNG relating to the relevant upstream/midstream project;

(ix)	the proposed financial model relating to the evaluation of the investment opportunity;

(x)	any requirement to provide a parent company guarantee or other credit support;

(xi)	any restriction on change of control or third party pre-emption rights or right of first offer;

(xii)	any departure from Golar’s or Schlumberger’s policies on health and safety, environment and/or anti-bribery and corruption is proposed;

(xiii)	the proposed project budget including any contingency;

(xiv)	the mechanism for funding (equity, shareholder loans, third party debt financing, capital markets) and the consequence of any failure to fund;

(xv)	whether the project company would be incorporated as a Subsidiary of the Company or as a separate company that is not a Subsidiary of the Company;

(xvi)	a tax report;

(xvii)	an insurance report;

(xviii)	an environmental report;

(xix)	a technical report; and

(xx)	a recommendation of whether or not the proposed Target Project should be continued including an evaluation of whether or not it meets the target investment criteria set out in Clause 7.2.2.
The feasibility study and the recommendation referred to in paragraph (xx) above shall be delivered to the Board within three (3) calendar months of the Board’s decision to give the Management Team authority to negotiate and to proceed with a feasibility study.

7.4.4
Project Business Plan; Finance Memorandum; Committed Projects. Following completion and submission of a feasibility study to the Board, if a Sponsor Vote is passed by the Board that the relevant Target Project shall continue to be assessed, then:

(a)	the Company will prepare a project business plan (a “Project Business Plan”) in respect of such Target Project;

(b)	each Project Business Plan will (unless the Shareholders otherwise agree) adopt the commercial case set out in the feasibility study and set out, without limitation:

(i)
the contracting strategy for the Target Project and (where applicable) proposed contractual terms for the principal agreements to be entered into, including a comprehensive review of the risk and commitments the Company would be undertaking; and

(ii)	a detailed funding proposal (“Finance Memorandum”) for the Target Project which may include (without limitation or indication of priority):

(1)	equity;

(2)	loans or advances by the Shareholders;

(3)	borrowing by the Company, with or without support from the Shareholders;

(4)	limited recourse project financing with, if necessary, pre-completion guarantees and/or other forms of financial support to be provided by the Company; or

(5)	such other debt or equity funding or financing as the Company may recommend;

(c)	the Shareholders will co-operate with the Company and each other to develop the Finance Memorandum to meet their common business objectives;

(d)
the Project Business Plan will be submitted to the Shareholders for approval by a Sponsor Vote of the Shareholders. If a Sponsor Vote of the Shareholders approves the Project Business Plan and the entering into of legally binding documentation in respect thereof, such Target Project will be a “Committed Project” for the purposes of this Agreement and the Board shall appoint a project team specifically tasked with the development of the Committed Project;

(e)	if the Target Project does not become a Committed Project, such Target Project will be an “Excluded Project” for the purposes of this Agreement; and

(f)
if the Project Business Plan is not approved by the Shareholder(s) or, at the point of approval one Shareholder is unwilling or unable to proceed, the Project Business Plan may (if both Shareholders agree) be revised in accordance with the directions of the Shareholder(s) and resubmitted for approval by the Shareholders.

7.4.5
Except to the extent that the Shareholders may otherwise agree, no decision will be taken to authorise the Company to incur or commit to expenditure in respect of the procurement and/or construction of a FLNG vessel in relation to a Target Project before it is a Committed Project.

7.4.6	Notwithstanding the foregoing provisions of this Clause 7.4:

(a)
each Shareholder shall have the right, following receipt of written notification from a sponsor that it does not wish to contract with the other Shareholder for the provision of services within the other Shareholder’s capabilities, to proceed with the corresponding project after a period of six (6) calendar months from the date of receipt of the sponsor’s notification, and after such period the provisions of Clause 13 (Non-compete) shall not apply to the activities of such Shareholder in relation to such project;

(b)
either Shareholder shall have the right in its discretion at any time, but prior to any Sponsor Vote converting a Target Project into a Committed Project, to notify the Board that it does not wish a Target Project to be converted into a Committed Project, in which case such Target Project shall be an Excluded Project.

PART IV	Management and Board of the Company

8.	Directors and Board Meetings; Approvals

8.1	Composition of the Board
The Parties agree that:

(a)	The Board of the Company shall be composed of:

(i)	Two (2) directors appointed by Schlumberger in accordance with the Articles and this Clause 8.1; and

(ii)	Two (2) directors appointed by Golar in accordance with the Articles and this Clause 8.1.

(b)	Golar and Schlumberger agree that one (1) of the two (2) Golar Directors shall be appointed the Chairman of the Board by the members of the Board.

(c)
The Shareholders undertake that any Director whose position as a Director is terminated for whatever reason(s) (including resignation, death, retirement, dismissal or permanent incapacity) shall be replaced by an individual, to be designated pursuant to the Articles and this Clause 8.1, for the remaining term of his mandate.

(d)
At the time of the completion of any sale, assignment, transfer or other disposition of all of the Shares held by a Shareholder, such Shareholder shall procure the resignation of each Director appointed by it, unless the parties otherwise agree in writing.

8.2	Organizational Rules of the Board

8.2.1
Meetings of the Board (normally convened by the Chairman of the Board) shall be properly convened by any of the Directors and held regularly at the Company’s principal place of business at least once every three months, or at any other place as the Board may from time to time determine. Provided it is agreed in writing by each Director, meetings may occasionally be held through telephone conferences. Meetings shall be conducted in English, and materials used for such meetings will be in English.

8.2.2
Not less than seven (7) days’ notice of each meeting of the Board, together with the agenda for such meeting and relevant Board papers and documents necessary to assess the matters referred to in the agenda shall be given to each Director, unless otherwise agreed in writing by each Director.

8.2.3
The Company shall make available to the Directors copies of (and supporting papers relating to) minutes of meetings of the Board in the English language (at the request of any of the Directors), such minutes to be provided within ten (10) days of any such meetings.

8.2.4
The quorum for any meeting of the Board held pursuant to the first convening notice shall be two (2) Schlumberger Directors and two (2) Golar Directors present or represented. In the event that no quorum is present for the meetings held pursuant to the first convening notice, the meeting shall be adjourned and a second convening notice shall be issued for a meeting at the same time and place the following week. The quorum for a meeting held pursuant to the second convening notice is met when at least one (1) Schlumberger Director and one (1) Golar Director are present or represented. If the quorum is not met pursuant to the second convening notice, then a third convening notice shall be sent and the quorum of the Board meeting held pursuant to the third convening notice will be met when a minimum of two Directors, comprising of at least one (1) Director from Golar and one (1) Director from Schlumberger respectively, are present or represented.

8.2.5
The decisions of the Board will, at all times, subject to Clause 8.6.1, be adopted by a vote of the members of the Board by a simple majority. If there is an equal number votes for and against a resolution then the Chairman of the Board will have a casting vote except in relation to Reserved Matters.

8.2.6
Any Schlumberger Director or Golar Director may give another Director appointed upon the binding nomination of the same nominating Shareholder a written power of attorney to act on such Director's behalf at a meeting of the Board. When a Director holding a written power of attorney attends any meeting of the Board, it shall provide the other Directors in attendance with a copy of any such written power of attorney.

8.3	Remuneration of the Directors
The Directors shall not receive any remuneration from the Company in their capacity as members of the Board. They shall be reimbursed by the Company for their reasonable and justified expenses incurred in their capacity as Directors.

8.4	Power of the Board

8.4.1	Powers of the Board in relation to the Company
The Board shall be responsible for setting policy and overall direction for operation of the Company and its activities, and shall have full and absolute authority to take action on behalf of the Company, except as set forth below in Clause 8.6.1.

8.4.2	Appointment of Management Team

(a)	(I) The Board shall be responsible for appointing a team of operational managers (“Management Team”) for the Company composed of:

(A)	a managing director (“Managing Director”), selected among candidates proposed by Golar;

(B)	a finance director (“Finance Director”), selected among candidates proposed by Schlumberger;

(C)	an asset director (“Asset Director”), selected among candidates proposed by Schlumberger;

(D)	a business development director (“Business Development Director”), selected among candidates proposed by Golar.

(II)	Where the shareholding of a Shareholder falls below forty percent (40%) but remains above or equal to twenty percent (20%), of the Company:

(A)	that Shareholder shall nominate only one (1) Director and the other Shareholder shall nominate three (3) Directors of the available four (4) Directors;

(B)	that Shareholder (if Golar) shall lose the right to select the Managing Director; and

(C)	that Shareholder (if Schlumberger) shall lose the right to select the Finance Director.

(III)	Where the shareholding of a Shareholder falls below twenty percent (20%) but remains above or equal to ten percent (10%), of the Company:

(A)	that Shareholder shall nominate only one (1) Director and the other Shareholder shall nominate three (3) Directors of the available four (4) Directors; and

(B)	that Shareholder (if Schlumberger) shall lose the right to select the Asset Director;

(C )	that Shareholder (if Golar) shall lose the right to select the Business Development Director.

(b)	The Board shall also be responsible for dismissing any member of the Management Team.

(c)
The Shareholders undertake that any member of the Management Team whose position as member of the Management Team is terminated for whatever reasons (including resignation, death, retirement, dismissal or permanent incapacity) shall be replaced by an individual, to be designated pursuant to the provisions of this Clause 8.4.2.

(d)
The Parties acknowledge that the Management Team may include seconded employees from the Parties and external recruits as necessary and a mix of operational and financial expertise, on the basis of the Human Resources appendix in attached at Schedule 8.4.2(d).

(e)
The Management Team will be responsible for the day-to-day management and oversight of the Company and will in particular identify and evaluate investment opportunities and submit evaluations for consideration by the Board in accordance with Clause 7.4. The Management Team will report on a regular basis to the Board.

(f)
The Shareholders acknowledge that, and shall ensure that, save where it is agreed otherwise, each member of the Management Team through its employment or secondment agreement undertakes to be fully dedicated to the Business Project(s) and not to in any case develop, promote, have an interest in directly or indirectly, or be involved in any manner whatsoever, in any activity in relation to the Business outside the Company.

8.4.3	Powers of the Board in relation to the JV Group
The Board shall be responsible for a coordination and orientation role for each JV Group Company with respect to the strategy and management policy of each JV Group Company and with respect to the supervision and overview of the strategy and the management of the affairs of each JV Group Company by determining recommendations concerning the major strategic developments of each JV Group Company.

8.5	Operational management of the JV Group
The Shareholders acknowledge that Golar shall, at all times except as provided under Clause 8.4.2(a)(II)(B), have the right to appoint and dismiss the Managing Director and Chairman (or any equivalent form of corporate representative depending on the legal form of the relevant JV Group Company and the operational managers of each JV Group Company (other than the Company), provided that Golar shall, prior to appointing or dismissing any Managing Director or chairman of such JV Group Company, consult and obtain the advice of Schlumberger.

8.6	Reserved Matters

8.6.1
The Shareholders with respect to the Shareholder Reserved Matters (as outlined below) and the Directors with respect to the Board Reserved Matters (as outlined below) shall procure that the Company does not, and the Company undertakes not to (whether through its Board, legal representative, collective body, employee, officer and/or general meeting), take any action with respect to the following matters (the “Reserved Matters”) without a Sponsor Vote. In exceptional circumstances, any Golar Director or any Schlumberger Director may request that the Shareholders decide a Board Reserved Matter, in which case there shall be a Sponsor Vote of the Shareholders on such Board Reserved Matter. This Clause 8.6.1 shall apply to each JV Group Company as if references to “the Company” were to the relevant JV Group Company.

Shareholder Reserved Matters:

(a)	any amendment to the memorandum or articles of association of the Company or the adoption of new articles of association of the Company (or equivalent constitutional documents);

(b)
the creation, allotment or issue of any shares or the grant or agreement to grant any option or interest (in the form of obligations convertible into shares or otherwise) over any shares or any uncalled capital of the Company;

(c)	the consolidation, sub-division, conversion or cancellation of any share capital of the Company;

(d)
the capitalisation, repayment or other form of distribution of any amount standing to the credit of any reserve of the Company or the redemption or purchase of any of its own shares or any other reorganisation or reduction of its share capital (excluding for these purposes the payment of any dividend);

(e)	the repayment of capital or assets to members of the Company;

(f)	the admission after Closing of any person as a member of the Company other than pursuant to a transfer in accordance with this Agreement;

(g)	the passing of any resolution whereby the classification or status of the Company may change;

(h)	the making of any petition or passing of any resolution for winding-up the Company;

(i)	the making of or any arrangement with creditors generally or any application for an administration order or for the appointment of a receiver or administrator;

(j)	any decision involving the Company in relation to any business outside the scope of the Business or any material change in the nature or scope of the Business;

(k)	the amalgamation or merger of the Company with any other company or legal entity.
Board Reserved Matters:

(l)	amendment of the Initial Business Plan and approval of any Project Business Plan or Business Plan, or any amendment of any Project Business Plan or Business Plan;

(m)	amendment of the Initial Budget and approval of any Annual Budget or any Revised Annual Budget, or any amendment of any Annual Budget or any Revised Annual Budget;

(n)
making or entering into commitments to make any capital expenditure in excess of United States Dollars One Million (US$1,000,000) at the level of the Company other than as approved in the Initial Budget, an Annual Budget, a Revised Annual Budget, the Initial Business Plan or a Business Plan;

(o)	the incorporation of any Subsidiary of the Company other than as required for the purpose of a Committed Project;

(p)	any acquisition by the Company, of entities or assets, or any Transfer of a material asset or entity of the Company, other than as required for the purpose of a Committed Project;

(q)	the closing down of any business operation or the disposal or dilution of its interest in any of its Subsidiaries for the time being other than as required in the ordinary course;

(r)
any borrowing, issuance or repayment of debt securities or other indebtedness of the Company other than any such borrowing, issuance or repayment contemplated by an approved Business Plan and Annual Budget;

(s)
the granting of any Encumbrance over the assets of the Company or of a material asset of any JV Group Company in favour of a third party other than any such Encumbrance contemplated by and approved in the relevant Business Plan and Annual Budget or for the purpose of a Committed Project;

(t)
the issuance of a guarantee or other security by the Company in favour of a third party or third parties in respect of any borrowing or issuance of debt securities or any other undertaking, other than for the purpose of a Committed Project or approved in the Initial Budget, an Annual Budget, a Revised Annual Budget, the Initial Business Plan or a Business Plan;

(u)	any material change in the tax election of the Company and tax structure of any Committed Project or any material change in the Accounting Policies;

(v)
the making of any payment to, or the incurring or entering into or varying of, any agreement, liability or commitment whatsoever or renewing or entering into any agreement, in each case between the Company on the one hand and any Shareholder or any of its Affiliates on the other hand other than as approved in the Initial Business Plan or the Project Business Plan;

(w)	the entry into any partnership, joint venture or cooperation agreement with a third party with respect to all or part of the Business, other than as approved in a Project Business Plan;

(x)
commencing, defending or settling any arbitration, litigation or regulatory investigation which is outside the ordinary course of business or involves a disputed amount in excess of United States Dollars Five Hundred Thousand (US$500,000);

(y)	any change of the Auditors;

(z)	any material decision relating to compliance with Business Ethics Laws as referred to in Clause 21.8.

8.7	Deadlock

8.7.1
If the board of any JV Group Company (other than the Company) cannot reach agreement on any resolution before it within twenty one (21) days of such resolution first being tabled at a board meeting, the subject of any such resolution before it may be referred to the Board by any director of such company.

8.7.2
If the Board cannot reach agreement on any resolution before it (including any matter referred to it pursuant to Clause 8.7.1) within twenty one (21) days of such resolution first being tabled at a Board meeting, or two or more consecutive Board meetings have been dissolved because a quorum is not present, the subject of any such resolution before them may be referred to the Shareholders by any Schlumberger Director or Golar Director.

8.7.3
If the Shareholders cannot reach agreement on any resolution before them at any Shareholders’ meeting (including any matter referred to them pursuant to Clause 8.7.2), or two or more consecutive Shareholders’ meetings have been dissolved because a quorum is not present, the subject of any such resolution before them may be referred to the chairman of Schlumberger Limited and the chairman of Golar LNG Limited by Schlumberger or Golar to resolve the matter at the level of the respective board of the relevant parent company.

8.7.4
Nothing in this clause is intended as a waiver or variation of the requirement that any decision on behalf of a relevant entity should be formally approved in a properly convened and held meeting of the shareholders and/or directors of such entity.

8.7.5	Either chairman may nominate an independent third party acceptable to the other chairman to act as mediator to assist them to resolve the matter.

8.7.6
If any matter remains unresolved by the chairmen pursuant to Clause 8.7.3 for a period of twenty eight (28) days after it is referred to them pursuant to Clause 8.7.3, the matter in dispute shall not proceed and the status quo shall continue. During the process set out in this Clause 8.7 the Shareholders will continue to fulfil their obligations under this Agreement and to fund the Business in accordance with the then current Business Plan or Budget.

8.7.7
To the extent unaffected by the dispute the Business will continue to be managed and carried on in all respects as it was before the dispute arose, and the provisions of this Agreement and the obligations of the Shareholders and their Affiliates thereunder will remain in full force and effect.

8.7.8
The arbitration provisions in Clause 20.2 do not apply to any matter which is the subject of disagreement and to which this Clause 8.7 applies except to the extent that it relates to the interpretation of this Agreement or the respective rights and obligations of the Shareholders pursuant to this Agreement.

PART V	Budgets/Profit Distributions/Financial Information/Operation of the Company

9.	Business Plan, Budgets, Financial Information and Audits

9.1	Initial Business Plan
Schlumberger and Golar have agreed upon the terms of the initial business plan of the Company including, without limitations, financial projections, cash flows, capital expenditure, financing request, borrowings, dividends and forecasts for a five-year period as from the Closing Date prepared in accordance with the Accounting Policies and a copy of which is attached in Schedule 9.1 (the “Initial Business Plan”).

9.2	Business Plan

9.2.1
Schlumberger and Golar shall procure that the Board shall prepare and submit to the Shareholders a draft business plan for the Company and its Subsidiaries which shall include, without limitations, financial projections, cash flows, capital expenditure, financing request, borrowings, dividends and forecasts for the following five-year period at the latest thirty (30) Business Days before the end of the third financial year of each three-year period as from the Closing Date and a draft of a modified Business Plan (if modified) together with a draft Annual Budget, at the latest forty five (45) Business Days before the end of each financial year and, as the case may be, a modified Business Plan (if modified) together with any Revised Annual Budget.

9.2.2
Following receipt by the Shareholders of any draft business plan for any given period (including any proposed modification of a Business Plan as a result of the adoption of Annual Budgets or Revised Annual Budgets), Golar and Schlumberger shall consult with each other upon the content of such business plan and shall each use all reasonable endeavours to reach agreement as to its contents and to adopt such business plan as the agreed Business Plan of the Company for the relevant period. In the event a business plan is not agreed upon, the Company shall adhere to the Business Plan for the prior period until a new Business Plan is agreed.

9.2.3	The Business Plan shall be prepared in accordance with the Accounting Policies.

9.3	Initial Budget
Schlumberger and Golar have prepared and agreed upon a budget for the first financial year of the Company including, without limitation, financial projections, cash flows, capital expenditure, financing request, borrowings, dividends, forecasts and Operating Expenses for the first financial year of the Company, prepared in accordance with the Accounting Policies and a copy of which is attached as Schedule 9.3 (the “Initial Budget”).

9.4	Annual Budget

9.4.1
Golar and Schlumberger shall procure that not later than thirty (30) Business Days before the beginning of each financial year the Board prepares and delivers to them a draft annual budget (including, without limitation, financial projections, cash flows, capital expenditure, financing request, borrowings, dividends, forecasts and Operating Expenses) for the next financial year and such other information relating to the financial position and affairs of the Company as each Shareholder may from time to time reasonably require, generally in a form mutually agreed by Golar and Schlumberger (the “Annual Budget”).

9.4.2
Within fifteen (15) Business Days following receipt by the Shareholders of the draft Annual Budget for any year, either Shareholder shall be entitled to request such further information as may reasonably be necessary to enable it to reach an informed view as to the content, reasonableness and prudence of the draft in question. The Company shall comply with any such request within seven (7) Business Days of its receipt and shall copy its response to the other Shareholder.

9.4.3
Following receipt by the Shareholders of the draft Annual Budget for any financial year and any further information supplied in accordance with Clause 9.4.2, Golar and Schlumberger shall consult with each other upon the content of such Annual Budget and shall each use all reasonable endeavours to reach agreement as to its contents and to adopt such Annual Budget as the agreed Annual Budget of the Company for the relevant year. In the event the Annual Budget for any financial year has not been agreed upon, until a new Annual Budget is agreed the Company shall only incur operating expenses to the extent required in order to maintain the Company as a going concern (but shall not incur any capital expenditure).

9.5	Revised Annual Budget

9.5.1
The Shareholders shall procure that the Board will regularly review the agreed Annual Budget during the course of the relevant financial year of the Company. The Board may propose Annual Budget amendments and the adoption of a revised annual budget (the “Revised Annual Budget”) to the Shareholders pursuant to the following procedure:

(a)
the Board shall require that the Management Team of the Company prepare a memorandum in a form mutually agreeable to Golar and Schlumberger, describing the desired budget amendments in reasonable detail;

(b)	the memorandum including the proposed Revised Annual Budget shall be delivered in final form to the Board (with a copy to each of Golar and Schlumberger);

(c)
in the event the amendments contemplated by the proposed Revised Annual Budget are approved by a Sponsor Vote of the Board (or by a Sponsor Vote of Shareholders, if elected by a Director as set forth in Clause 8.6.1 above), the Company shall be bound by such Revised Annual Budget; and

(d)
in the event the amendments contemplated by the proposed Revised Budget are rejected by a Sponsor Vote of the Board (or by a Sponsor Vote of Shareholders), the Company shall adhere to the Annual Budget adopted for the current financial year until a new Annual Budget is agreed.

9.6	Information of Shareholders and Financial Statements

9.6.1	The Shareholders shall procure that, and the Company undertakes to take all necessary actions so that:

(a)
each JV Group Company shall keep, at all times, each Shareholder fully and promptly informed of all material matters of which the relevant JV Group Company is aware relating to the progress of the Business and provide the Shareholders with access at all reasonable times to all documents and information required by the Shareholders;

(b)
audited accounts for each JV Group Company and audited consolidated accounts for the Company complying with the relevant laws and regulations shall be prepared and reported on by the auditors of the relevant JV Group Company and by the Auditors within three months from the end of the financial year in question (the first such accounts to be for the period ending 31 December 2016) and shall be forthwith thereafter delivered to each Shareholder;

(c)	the audited statutory accounts of each JV Group Company and the audited consolidated accounts of the Company for each financial year shall comply with the Accounting Policies;

(d)	the accounts referred to in Clause 9.6.1(b) above shall be laid before the relevant company in a general meeting within a period of four months following the end of the financial year in question;

(e)
so far as they are able, the auditors of each JV Group Company, and the Auditors of the Company from time to time shall, (as appropriate) at the expense of the Company, certify the profits of each JV Group Company as disclosed in the audited accounts which are available for distribution for each financial year at the same time as they sign their report on the audited statutory accounts of each JV Group Company and on the audited consolidated accounts of the Company for that financial year and so far as they are able shall generally prepare such certificates and calculations as may be reasonably required by the Shareholders from time to time and the auditors shall be given such assistance and information by each JV Group Company in connection with the performance of any duties imposed upon them hereunder or by the relevant Articles; and

(f)
the Board shall prepare for each JV Group Company quarterly management accounts commencing with the first day of the calendar quarter following Closing, such accounts to include (in addition to any further information or details which the Shareholders may reasonably require), a profit and loss account for each JV Group Company and a consolidated profit and loss account for the Company, or, where relevant, the income statement and balance sheet. Such management accounts shall refer to any known matter occurring in or relating to the period in question, including a statement of any material variation from the Annual Budget or Revised Annual Budget then relevant, comparing the results shown in such management accounts with the results for the corresponding period in the previous year. Such management accounts shall then be submitted to the Shareholders within thirty (30) Business Days from the end of the relevant calendar quarter end to which they relate and considered at the first Board meeting following such submission.

(g)
Each JV Group Company shall implement internal control procedures over financial reporting as are reasonably required for its own or Sarbanes Oxley Act audit purposes (which may include the provision of a SOC 1 report).

9.6.2
If the Board shall for whatever reason at any time fail in any material respect to perform, or shall be in material breach of its obligations under this Clause 9.6 then if such non-performance or breach has not been remedied by the Board within sixty (60) days after receipt of written notification from either Shareholder specifying the breach or non-performance to the reasonable satisfaction of the notifying Shareholder each Shareholder shall be entitled (without prejudice to any other remedies or rights which they may have in respect of any such non-performance or breach) to appoint an independent accountant or accountants of their own choosing (subject to appropriate undertakings as to confidentiality) to investigate the affairs of the relevant JV Group Company with a view to obtaining the information which was not supplied pursuant to this Clause 9.6 and in the event that such independent accountant or accountants shall be so appointed:

(a)
the relevant JV Group Company shall afford, or (so far as any of them is able to do so) shall procure that there shall be afforded by any necessary third party, to such independent accountant or accountants such assistance and co-operation (including without prejudice to the generality of the foregoing full and unrestricted access to the accounting books and records of the relevant JV Group Company) as he or they may from time to time request; and

(b)	the reasonable costs of and incidental to any such appointment shall be paid by the Company.

9.7	Right of Audit
Any Shareholder may from time to time reasonably require that (at its own cost) an audit or review of the Business and any other affairs of any JV Group Company is carried out, and shall in such case be entitled to designate a person to carry out such audit or review on its behalf. Such person (which may, without obligation be, such Shareholder itself, the Auditors or an adviser, consultant or contractor of such Shareholder) shall be entitled (provided it does not disrupt the normal course of business of such JV Group Company):

(a)
to visit and inspect any premises of any JV Group Company at normal business hours and to discuss the affairs, finances and accounts of the relevant JV Group Company with its officers and employees; and

(b)
to inspect and request and retain copies of any books, records or other documents relating to the Business or any other affairs of the relevant JV Group Company and such JV Group Company shall afford such access and co-operation as may be reasonable in the circumstances to facilitate the carrying out of such audit or review.

9.8	Financial Information/Reporting Obligations
The Board shall prepare the necessary financial and other relevant information to enable the Shareholders to meet their respective reporting obligations for quarterly, half yearly and yearly results to the extent that the Company is notified sufficiently in advance (and in any event not less than six (6) calendar months in advance) of the financial information necessary to enable its Shareholders to meet such reporting obligations.

10.	Operation of the Company

10.1	Except as provided in this Agreement and save as the Shareholders may otherwise agree, each of the Shareholders and Directors shall procure that:

(a)	the Company carries on no business or activity other than the Business;

(b)	each other JV Group Company carries on no business or activity other than the Committed Project for which it was established;

(c)	the Business is carried on and conducted in a proper and efficient manner and for the benefit of each JV Group Company and the Shareholders;

(d)
no JV Group Company shall enter into any agreement or arrangement restricting its competitive freedom to provide and receive goods and services by such means, and from and to such persons, as they may respectively think fit;

(e)
if any JV Group Company requires any approval, consent or licence for carrying on its business in the places and in the manner in which it is for the time being carried on or proposed to be carried on by it, the relevant JV Group Company will use its best endeavours to maintain the same in full force and effect;

(f)
all business of each JV Group Company is undertaken and transacted by the Board in accordance with the Initial Business Plan or the Business Plan (as may be modified) and the Initial Budget, the Annual Budget or the Revised Annual Budget, as the case may be;

(g)	each JV Group Company maintain with a well-established and reputable insurer adequate insurance against all risks usually insured against by companies carrying on the same or a similar business;

(h)	the JV Group is registered for VAT purposes as a company which is independent of each of the Shareholders and their respective groups.

11.	Profits Distributions

11.1
The Shareholders undertake to exercise their powers in relation to the Company, and the Company undertakes that (subject to any Legal Requirements and unless the Shareholders otherwise agree in writing):

(a)
insofar as the Company has Distributable Cash resulting from profits and subject to applicable Legal Requirements and to its Articles, the Company shall pay as dividends the entire Company’s Distributable Cash resulting from profits. Such dividends in respect of the Shares shall be paid strictly in accordance with the Articles and for the avoidance of doubt such dividends shall be paid to the Shareholders pro rata to their respective shareholding in the Company at the time of the payment of the distribution; and

(b)	the method and timing of distribution of Distributable Cash resulting from profits shall take into account the interests of the Shareholders in minimizing taxation liabilities.

11.2
The Shareholders undertake to exercise their powers in relation to the Company, and the Company undertakes to exercise its powers in relation to each other JV Group Company so that (subject to any Legal Requirements and unless the Shareholders otherwise agree in writing) each JV Group Company that has Distributable Cash declares and pays to the Company such dividends as is necessary to permit lawful and prompt payment by the Company of any dividends as provided by Clause 11.1.

PART VI	Transfer of Company Shares

12.	Transfer of Shares and Related Matters

12.1	Notwithstanding any provision of the Articles, no Shareholder shall Transfer any Share or any interest in any Share except in compliance with Schedule 1.

12.2	Following the Lock-up Period, either of Golar or Schlumberger may elect to procure that the Company pursue a listing of the Shares on an internationally recognised investment exchange, in which case:
(a)    the Company and both of Golar and Schlumberger shall consider and pursue such listing reasonably and in good faith (including cooperating in good faith with any reorganization proposed by such electing Shareholder that would be prudent or advisable in order to prepare the Company for such listing);
(b)    the party electing such listing, (unless both Parties are in agreement to pursue the listing), shall bear all of the out-of-pocket expenses of the other party associated with any such listing;
(c)    in the event such listing is achieved during the Lock-up Period, nothing in this Agreement shall be deemed to require Schlumberger or Golar to Transfer any Shares in connection therewith; and
(d)    in the event of such listing, the restrictions on Transfer contained herein shall no longer apply.

12.3
Without prejudice to the provisions of Schedule 1, the Shareholders shall procure that before any person (other than a person who is already a Shareholder) is registered as a holder of any Share (whether on transfer or allotment), such person shall enter into a deed of adherence substantially in the form set out in Schedule 4.8 covenanting with the continuing Parties to observe, perform and be bound by all the terms of this Agreement which are capable of applying to such person and which have not been performed. Upon being so registered, that person shall be deemed to be a Party to this Agreement.

PART VII	Miscellaneous/General

13.	Non Compete

13.1	Golar Non Compete Undertakings

13.1.1
Save as provided in Clause 13.1.2, Golar undertakes that all investments contemplated or carried out by any entity of the Golar Group within the scope of the Business in the Territory (the “Restricted Business”) shall be contemplated and carried out exclusively through the Company and Golar therefore undertakes not to (and shall procure that no entity or person part of the Golar Group shall), as from the date hereof and as long as it remains a Shareholder and for a period ending two (2) years thereafter:

(a)    enter into competition with the JV Group on any projects within the scope of the Business;
(b)    hold any security or have any interest, directly or indirectly, in any entity, other than the Company and/or its Subsidiaries, carrying on any activity within the scope of the Business; or
(c)    invest, other than through the Company and/or its Subsidiaries, in any project within the scope of the Business.

13.1.2
Clause 13.1.1 shall not apply in connection with any Excluded Project, provided that, unless Schlumberger otherwise agrees in writing, the Golar Group, in contemplating or carrying out such Excluded Project, is not involved in any incorporated or unincorporated joint venture with a Defined Competitor of Schlumberger. Schlumberger acknowledges that, notwithstanding the provisions of Clause 13.1.1, Golar shall have the right to contemplate or carry out an investment in any entity or asset carrying out an activity competing with that of the JV Group provided that:

(a)    the Restricted Business does not constitute more than twenty percent (20%) of the business of the going concern or the entity in which Golar is contemplating an investment; or
(b)    Golar’s contemplated investment does not exceed twenty percent (20%) in a Restricted Business, and Golar has no ability to direct the management of such Restricted Business.

13.2	Schlumberger Non Compete Undertakings

13.2.1
Save as provided in Clause 13.2.2, Schlumberger undertakes that all investments contemplated or carried out by any entity of the Schlumberger Group within the scope of the Restricted Business shall be contemplated and carried out exclusively through the Company and Schlumberger therefore undertakes not to (and shall procure that no entity or person part of the Schlumberger Group shall), as from the date hereof and as long as it remains a Shareholder and for a period ending two (2) years thereafter:

(a)    enter into competition with the JV Group on any projects within the scope of the Business;
(b)    hold any security or have any interest, directly or indirectly, in any entity, other than the Company and/or its Subsidiaries, carrying on any activity within the scope of the Business; or
(c)    invest, other than through the Company and/or its Subsidiaries, in any business within the scope of the Business.

13.2.2
Clause 13.2.1 shall not apply in connection with any Excluded Project, provided that, unless Golar otherwise agrees in writing, the Schlumberger Group, in contemplating or carrying out such Excluded Project, is not involved in any incorporated or unincorporated joint venture with a Defined Competitor of Golar. Golar acknowledges that, notwithstanding the provisions of Clause 13.2.1, Schlumberger shall have the right to contemplate or carry out an investment in any entity or asset carrying out an activity competing with that of the JV Group provided that:

(a)    the Restricted Business does not constitute more than twenty percent (20%) of the business of the going concern or the entity in which Schlumberger is contemplating an investment; or

(b)	Schlumberger’s contemplated investment does not exceed twenty percent (20%) in a Restricted Business, and Schlumberger has no ability to direct the management of such Restricted Business.

14.	Term and Termination
This Agreement shall, without prejudice to the continuing obligations of the Parties to this Agreement, subject to Clause 5.3, and without prejudice to any obligations or rights of any of the Parties hereto which have accrued prior to such termination, terminate with regard to any Shareholder (in its capacity as shareholder) ceasing to be a shareholder in the Company, upon the date on which such Shareholder ceases to hold any Shares but shall remain in full force and effect with regard to the remaining Parties to this Agreement and with regard to such Shareholder (if appropriate) in any other capacity.

15.	Confidentiality

15.1
During the term of this Agreement and after termination or expiration of this Agreement for any reason, each Party shall keep and treat as strictly confidential and not at any time disclose or make known in any way to any person who is not a Party or use for a purpose other than the performance of its obligations under this Agreement any information (“Confidential Information”) which it now possesses or which may come within its knowledge during the term of this Agreement relating to or connected with or arising out of this Agreement or the matters contained in it or the business, activities or affairs of any other Party or, through any failure to exercise all due care, cause any unauthorised disclosure of any Confidential Information and shall make every effort to prevent the use or disclosure of such information except that these restrictions do not apply to the disclosure of Confidential Information if and to the extent:

(a)
Disclosure is required by law or for the purpose of any judicial proceedings, or by any regulatory authority, government body or securities exchange after consultation with the other Parties, where practicable;

(b)	The information is or becomes generally available to the public other than as a result of a breach of any undertaking or duty of confidentiality by any person;

(c)	The information is disclosed on a strictly confidential basis by a Party to its advisers, consultants, auditors and bankers for the purposes of its business;

(e)	Disclosure is by a Party to a member of its Group which accepts restrictions in the terms of this Clause 15;

(f)	Each of the other Parties has given its prior written consent to the contents and the manner of the disclosure; or

(g)	Disclosure is for the purpose of business development of the capabilities of the Company.

15.2
Forthwith after termination of this Agreement each Party shall return to the other Parties all copies of any documents containing Confidential Information of the other Parties. The restrictions contained in this Clause 15 shall continue to apply after termination of this Agreement without limit in time.

15.3
The Parties acknowledge that damages would not be an adequate remedy for any breach of this Clause 15 and each Party shall be entitled to the remedy of injunction, specific performance and other equitable relief for any threatened or actual breach of this Clause 15 and no proof of special damages shall be necessary for the enforcement of this Agreement.

15.4
No public announcement may be made, or circular issued, relating to this Agreement, the Joint Venture, the JV Group or any Target Project or any Committed Project without the prior written approval of both Shareholders. This does not affect any announcement or circular required by law or any regulatory body or the rules of any recognised stock exchange, but the Shareholder with an obligation to make such an announcement or issue such a circular will consult with the other Shareholder so far as is reasonably practicable before complying with such obligation and shall use reasonable efforts to comply with any reasonable requests from the other Shareholder as to the content of such announcement or circular. Any statements made or replies to questions given by either Shareholder or its Affiliates relating to this Agreement, the Joint Venture, the JV Group or any Target Project or any Committed Project will be consistent with any such public announcements or circulars.

16.	Costs
Except as otherwise expressly provided in this Agreement, each Party shall pay its own costs and expenses of and incidental to the negotiation, preparation, execution and implementation by it of this Agreement.

17.	Assignment
Except as otherwise provided as per Section 1(b) of Schedule 1, no Party may assign its rights or delegate, transfer, sub-contract its obligations under this Agreement, except to a transferee of that Party's Shares made in accordance with the Articles and this Agreement, without the prior written consent of the other Parties.

18.	Notices

18.1
Any notice to be given under this Agreement shall be in writing in the English language signed by or on behalf of the Party giving it and may be delivered personally or sent by first class post or by a recognised international courier service, fees prepaid, or by fax or email, to the recipient at its address set out on the signature page hereto or such other address as it may have specified by giving not less than five (5) Business Days' notice to the others.

18.2
In the absence of evidence of earlier receipt, any notice or other communication is deemed given, if delivered personally, when left at the address of the relevant Party; if sent (fees prepaid) by a generally recognised international courier service, two (2) Business Days after delivery to the relevant international courier, and if sent by fax, on completion of its transmission or by email, as evidenced by a delivery receipt.

19.	General

19.1
The Company shall adopt policies with respect to business ethics (including anti-bribery and corruption and healthy, safety and environment) which shall be no less rigorous than the policies of the Shareholders. In the event of inconsistency between the requirements of such policies of the Shareholders, the Company shall adopt the more onerous requirement.

19.2
If during the continuance of this Agreement any ambiguity or conflict arises between the terms of this Agreement and those of the Company's memorandum of association or the Articles, the terms of this Agreement shall prevail as between the Shareholders and the Shareholders shall procure that the memorandum or the Articles are amended as soon as practicable to the extent necessary to permit the Company and its affairs to be administered as provided in this Agreement.

19.3	No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each Party.

19.4	Except as expressly provided in this Agreement, the rights, powers and remedies contained in this Agreement are cumulative and not exclusive of any rights, powers or remedies provided by law.

19.5	Notwithstanding any indemnity given by any party under this Agreement, each Party shall mitigate any loss in respect which it is to be indemnified under this Agreement.

19.6
Each Party shall (at its own cost), and shall use their respective reasonable endeavours to procure that any third party shall, do, execute and perform all such further deeds, documents, assurances, acts and things as any of the other Parties may reasonably require by notice in writing to the others to carry the provisions of this Agreement and the Articles.

19.7
Nothing in this Agreement, and no action taken by the Parties pursuant to this Agreement, creates, or is to be construed as creating, a partnership between the Shareholders or as constituting either Shareholder as the agent of the other Shareholder for any purpose whatsoever. No Party has the authority or power to bind any other Party or to contract in the name of or create a liability against any other Party in any way.

19.8	This Agreement shall be binding on the Parties and their respective successors and permitted assigns.

19.9
No delay or failure on the part of any party in exercising a right, power or remedy provided by law or under this Agreement will impair that right, power or remedy or operate as a waiver of it or any other rights and remedies. The single or partial exercise of any right, power or remedy provided by law or under this Agreement will not preclude any other or further exercise or the exercise of any other rights power or remedy.

19.10
This Agreement contains the whole agreement between the Shareholders relating to the Joint Venture at the date hereof and supersedes any other agreements, warranties or representations, written or oral, between the Shareholders concerning such subject matter.

19.11
Without prejudice to any liability for fraudulent misrepresentation, each of the Parties acknowledges and agrees that, in entering into this Agreement and the documents referred to in it, it does not rely on, and that no Party is liable for, or is entitled to claim rescission or any other remedy in respect of, any statement, representation, warranty or assurance (whether negligently or innocently made) of any person which is not expressly set out in this Agreement and that no Party is liable for, or is entitled to any remedy in respect of, any misrepresentation or untrue statement unless and to the extent that a claim for breach of contract subsists in relation to this Agreement. This Agreement and the documents referred to in it constitute the entire agreement between the Parties and supersede and extinguishes all previous drafts, agreements, arrangements and understandings between them, whether written or oral, relating to its subject matter.

19.12
If a provision of this Agreement is or becomes or is found by a court or other competent authority to be illegal, invalid or unenforceable, in whole or in part, under any law, such provision shall to that extent only be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall not be affected or impaired.

19.13
This Agreement may be executed in any number of counterparts, and by the Parties on separate counterparts, but shall not be effective until each Party has executed at least one counterpart. Each counterpart, once executed, is deemed to form part of and will together constitute this Agreement.

19.14	A person who is not a Party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

20.	Governing Law and Arbitration

20.1	This Agreement and any non-contractual obligations connected with it shall be governed by and construed in accordance with the laws of England and Wales.

20.2
All disputes, controversies or claims arising out of or in connection with this Agreement, including the breach, termination or invalidity thereof, and all disputes relating to non-contractual obligations, shall be referred to and finally resolved by arbitration under the London Court of International Arbitration (the “LCIA”) Rules, which Rules are deemed to be incorporated by reference into this Clause 20. The number of arbitrators shall be three (3). The Shareholders shall each be entitled to nominate one arbitrator, the third arbitrator being appointed by the LCIA Court. The seat of arbitration shall be London, England. The language to be used in the arbitral proceedings shall be English. The Parties shall have the right to seek interim relief from a court of competent jurisdiction, at any time before and after the arbitrators have been appointed, up until the arbitrators have made their final award.

21.	Business Ethics

21.1
Each Shareholder represents, warrants and covenants to the other Shareholder, in connection with this Agreement, that it and its Affiliates and any officers, directors, employees, consultants and/or agents of it, its Affiliates or any person acting or performing services on its or its Affiliates’ behalf in respect of whose actions or inactions the Shareholders and/or their Affiliates may be liable under the Business Ethics Laws:

(a)
shall comply with Business Ethics Laws even if the provisions of the Business Ethics Law do not strictly apply to such Party or its representatives because of their jurisdictional status and references in this Clause 21 to Business Ethics Law shall be interpreted accordingly;

(b)
has not offered or given, directly or indirectly, and will not offer or give, directly or indirectly, any advantage, benefit or thing of value to any public official (including any officer, employee, director, officer, principal, consultant, agent, representative, candidate or official of any government, any state-owned agency, enterprise or joint venture interest, any public international organization or any political party) which would violate any Business Ethics Laws;

(c)
has not offered or given, directly or indirectly, and will not offer or give, directly or indirectly any advantage to any officer, director, employee, agent or representative of any other person or entity which would violate the Business Ethics Laws;

(d)
has not and will not, directly or through any other person or entity, request, agree to receive or accept any service, action or inaction by any other person or entity which would violate Business Ethics Laws;

(e)	has not and will not, directly or indirectly request, agree to receive or accept any advantage or benefit which would violate the Business Ethics Laws;

(f)
has given adequate training to its personnel and informed them of their obligations in relation to the Business Ethics Laws and that it shall have in place ongoing training, adequate policies and procedures in relation to business ethics and conduct and the reporting and investigating of suspected violations of Business Ethics Laws;

(g)
has not and will not violate any economic or trade sanctions, embargoes or restrictive measures administered, enacted or enforced by OFAC, the US Department of State, the United Nations Security Council, the European Union or its member states;

(h)
has not and will not hold another person in slavery or servitude, employ, engage or otherwise use forced or compulsory labour, trafficked labour or child labour; nor engage in or condone the use of corporal punishments or mentally, physically, sexually or verbally abusive or inhumane treatment of workers;

(i)
will promptly, to the extent permitted by law, notify the other Shareholder as soon as it become aware, or reasonably believes, that it or any other person in connection with this Agreement has breached any of the requirements in this Clause 21;

(j)
has and will maintain accurate and complete books and records and internal controls sufficient and of such quality, consistent with accounting principles and practices contained in US GAAP so as to permit an audit of the books and records by an internationally recognised firm of public or chartered accountants or their equivalent, and which would, following that audit, result in an unqualified audit opinion and will not maintain any off the book accounts or record any non-existent expenditure nor enter liabilities with incorrect identification of their object or use false documents;

(k)
will provide all reasonable assistance and access to permit the other Shareholder to conduct an audit of its documents, books and records (including providing copies of documentation when requested) during normal business hours for the purpose of confirming compliance with this Clause 21;

(l)
will use all reasonable endeavours to procure access to any third party, their properties, their employees and documents, where such access is reasonably necessary to perform such audit; for the avoidance of doubt access includes providing copies of the third party's documentation where requested;

(m)	will disclose to the other Shareholder any circumstances, past or present, which may reasonably be considered a material risk factor for violations of Business Ethics Laws; and

(n)
will promptly take all such steps as may be necessary and or requested by the other Shareholder to ensure that such risk factors referred to above do not give rise to any conflict of interest, or any breach of Business Ethics Laws.

21.2
Each Shareholder represents, warrants and covenants to the other Shareholder that to the best of its knowledge and belief neither it nor any of its Affiliates nor any officer, director, employee, consultant and/or agent of it or its Affiliates:

(a)
appears on any list of entities or individuals debarred from tendering or participating in any project funded by the World Bank, European Bank for Reconstruction and Development or any other multi-lateral or bi-lateral aid agency;

(b)	has at any time been found by a court in any jurisdiction to have breached the Business Ethics Laws other than as disclosed in writing to the other Parties.

21.3
Each Shareholder represents, warrants and covenants that it will, if requested in writing by the other Shareholder, promptly: provide any information which the other Shareholder may reasonably require in order to monitor its compliance with the warranties, covenants and/or representations contained in this Clause 21; and provide, where available, documentary support in respect of the information provided pursuant to this Clause 21.

21.4
Each Shareholder shall defend, indemnify and hold the other Shareholder harmless from and against any and all claims, damages, liabilities, losses, penalties, costs and expenses arising from or related to, any breach by the indemnifying Shareholder of this Clause 21 or Business Ethics Laws.

21.5	The rights and obligations contained in Clause 21.4 above shall survive termination or expiry of this Agreement.

21.6	Each Shareholder shall require its Affiliates, contractors, consultants and agents involved in the project to act in accordance with the requirements of this Clause 21 and Business Ethics Laws.

21.7
Each Shareholder shall procure that the Company shall comply with this Clause 21 and that the Company shall implement and operate a compliance program including regular business ethics training and assessments of its activities and those of its contractors, consultants and agents involved in the project to verify that they are following their obligations in this Clause 21 and retain the right to have an independent auditor review and verify such compliance.

21.8	Any material decision related to compliance with Business Ethics Laws shall be treated as a Reserved Matter.

21.9
The Managing Director’s responsibilities shall be deemed to include the implementation and monitoring of policies, procedures and controls in relation to the recording of financial transactions and assessment and prevention of any risks associated with Business Ethics Laws. Such policies and procedures shall include all appropriate measures to assess, prevent and monitor such business risks including the training of personnel; whistle-blowing facilities; due diligence on third party engagements / contracts; gifts and hospitality, promotional expenditures, sponsorship and charitable donations; and audit functions. The Managing Director shall provide, or shall cause to be provided, regular business ethics updates to the Board on a not less than quarterly basis.

This Agreement is executed by each of the Shareholders on the date first stated on page 1.

EXECUTION PAGE

SIGNED by Pernille Noraas for and on behalf of GOLAR GLS UK LIMITED	) ) )	/s/ Pernille Noraas
in the presence of:
Signature /s/ Lee Sennett
Name Lee Sennet
Address

Occupation Solicitor
SIGNED by Azlina Jaafar for and on behalf of SCHLUMBERGER B.V.	) ) )	/s/ Azlina Jaafar
in the presence of:
Signature /s/ Robert Villard
Name Robert Villard
Address

Schedule 1
Transfer Provisions
1.     Lock-up

(a)	During the Lock-up Period and unless permissible pursuant to Section 1(b) or Section 1(d) hereafter, any Transfer of Shares shall become effective only with the written consent of all Parties.

(b)
Any Party may at any time carry out a Transfer of all, but not part only, of its Shares to a wholly-owned Affiliate of such Party (a “Permitted Transferee”), provided, however, that (i) such Transfer of Shares shall become effective only if the Permitted Transferee, duly adheres to the provisions of this Agreement by the execution of a Supplemental Deed on terms substantially similar to those set out in Schedule 4.8 and (ii) if the transferee is to cease to be a wholly-owned Affiliate of the relevant Party, the transferring Party shall procure that the transferee (before it so ceases) shall transfer all of its Shares to the original Party or another wholly-owned Affiliate of such Party.

(c)
After the end of the Lock-up Period, every Party may carry out a Transfer of all but not part only of its Shares without the consent requirement set forth in Section 1(a) and accordingly the other Party shall provide any consents required under applicable laws or Articles of the Company to give effect to such Transfer provided that, however, the transferring Party adheres to the provisions set forth in Sections 2 and 3.

(d)	The consent requirement set forth in Section 1(a) shall not apply to any Transfer of Shares in consummation of the Golar Call Option, the Schlumberger Call Option or the Drag-Along Right.
2.    Right of First Refusal

(a)
If, after the expiry of the Lock-up Period, a Shareholder (the "Selling Party") wishes to transfer any Shares other than to a Permitted Transferee, and has received a bona fide offer from an unaffiliated third party (the "Potential Purchaser") to purchase such Shares (the "Offered Shares"), then the Selling Party shall first notify the other Shareholder (the "Offeree") in writing of the proposed sale or transfer. Such notification (the "Notification") shall contain all material terms of the proposed transfer, including, without limitation, a copy of the offer received, the name and address of the Potential Purchaser, the purchase price and terms of payment, the date and place of the proposed transfer, and the number and description of the Offered Shares. The Offeree shall have the option, for a period of sixty (60) days from the date the Notification is given, to elect to purchase all (but not part only) of the Offered Shares, at the same price and subject to the same material terms and conditions as described in the Notification (or terms and conditions as similar as reasonably possible). If the Offeree gives the Selling Party notice that it desires to purchase the Offered Shares, payment for the Offered Shares shall be made by wire transfer against delivery of the Offered Shares to be purchased at the time of the scheduled closing therefor, which shall be no later than the later of (i) sixty (60) days after the Notification is given or (ii) the date contemplated in the Notification for the closing with the Potential Purchaser.

(b)
If the Offeree does not elect to purchase the Offered Shares within the time period specified in Section 2(a), the Selling Party shall, subject to Section 3, be free to sell all but not part only of the Offered Shares to the Potential Purchaser (other than to a Defined Competitor of the Offeree) on the same terms and conditions as outlined in the Notification, and provided that in the event such Shares are not sold within ninety (90) days of the date of the Notification, they shall once again be subject to the rights of first refusal provided herein.

(c)
If the Potential Purchaser acquires the Offered Shares from the Selling Party then the Selling Party shall procure as a condition to such Transfer that the Potential Purchaser agrees to be bound by all of the provisions hereof by execution of the Supplemental Deed in the form set out in Schedule 4.8. The Parties shall cooperate with each other to reasonably amend the terms of this Agreement for incorporating such changes as may be necessary as a result of the sale and transfer of the Offered Shares to the Potential Purchaser.

3.     Co-Sale Right (Tag-Along)

(a)
If the Offeree notifies the Selling Party that it does not wish to acquire the Offered Shares, the Selling Party shall, prior to completing such Transfer to the Potential Purchaser provide the Offeree with a final draft of the documentation agreed with the Potential Purchaser in relation to the Transfer of the Offered Shares (the “Sales Documentation”). The Offeree may, within ten Business Days after receipt of the draft of the Sales Documentation, require that the Selling Party procures that the Potential Purchaser shall acquire all (but not less than all) of the Shares held by the Offeree in accordance with the terms and conditions set forth in the Sales Documentation. If the Offeree does so require, the completion of the sale of the Offered Shares shall be conditional on completion of the sale of the Shares held by the Offeree.

(b)
If the Potential Purchaser is not willing to purchase the Offeree's Shares in accordance with Section 3(a), the Selling Party is not entitled to sell the Offered Shares to the Potential Purchaser, and the Company shall refuse to register any transfer of the Offered Shares.

4.    Call Options and Drag-Along Right
4.1    Golar Call Option
Golar is entitled to require Schlumberger to sell and transfer all (but not less than all) of Schlumberger's Shares (the “Golar Option Shares”) to Golar (or any person nominated by Golar) at any time (including, for the avoidance of doubt, during the Lock-up Period) (the "Golar Call Option”) within a period of up to sixty (60) Business Days from the occurrence of Schlumberger becoming a Defaulting Shareholder.
4.2    Schlumberger Call Option
Schlumberger is entitled to require Golar to sell and transfer all (but not less than all) of Golar's Shares in the Company (the “Schlumberger Option Shares”) to Schlumberger (or any person nominated by Schlumberger) at any time (including, for the avoidance of doubt, during the Lock-up Period) (the "Schlumberger Call Option") within a period of up to sixty (60) Business Days from the occurrence of any of the following:

(a)	A Defined Competitor acquires directly more than twenty percent (20%) of the shares or voting rights in Golar;

(b)	Golar becomes a Defaulting Shareholder;
4.3    Purchase Price
If Golar exercises the Golar Call Option or if Schlumberger exercises the Schlumberger Call Option, the purchase price payable for the Golar Option Shares or the Schlumberger Option Shares, as the case may be, shall be based on the Fair Market Value, which shall be reduced by 20% in the following cases:

(a)	if the Golar Call Option is exercised based on Clause 6.5.1(a), and

(b)	if the Schlumberger Call Option is exercised based on Clause 6.5.1(a).
4.4    Drag-Along Right
(a)    Golar Drag-Along Right

(i)
Alternatively to the exercise of the Golar Call Option, if any of the events listed in Clause 6.5.1 has occurred in relation to Schlumberger, Golar may initiate the sale of one hundred percent (100%) of the Shares of the Company to a third-party and require that Schlumberger sells all of its Shares in the Company to such third-party, at the same price and under the same terms and conditions as those applicable to Golar's shares in the Company (the "Golar Drag-Along Right").

(ii)	Golar may exercise the Golar Drag-Along Right only if the transaction is a bona fide arm’s length sale to an unaffiliated third party.

(b)	Schlumberger Drag-Along Right

(i)
Alternatively to the exercise of the Schlumberger Call Option, if any of the events listed in Clause 6.5.1 has occurred in relation to Golar, Schlumberger may initiate the sale of one hundred percent (100%) of the Shares to a third-party and require that Golar sells all of its Shares to such third-party, at the same price and under the same terms and conditions as those applicable to Schlumberger's Shares (the "Schlumberger Drag-Along Right”).

(ii)	Schlumberger may exercise the Schlumberger Drag-Along Right only if the transaction is a bona fide arm’s length sale to an unaffiliated third party.
4.5.    Shareholder Loans
If a Shareholder exercises its rights under any of paragraphs 4.1- 4.4. inclusive above, and the other Shareholder has made any shareholder loans, the exercising Shareholder shall have the right (but not the obligation) to purchase the other Shareholder’s loans or to require that a buyer of one hundred percent (100%) of the Shares shall purchase all Shareholder loans subject to the terms and conditions of the corresponding shareholder loan agreements for such Shareholder’s loans.
4.6.     Exit Costs

(a)	If only one Party carries out a Transfer of Shares, all transaction costs regarding such Transfer of Shares shall be borne solely by such Party.

(b)
If more than one Party carries out a Transfer of Shares together with other Parties in a joint transaction (also in case a Drag-Along Right or Tag-Along Right has been exercised), all transaction costs regarding such Transfer of Shares shall be borne by the exiting Parties pro rata to their participation in such Transfer of Shares.

Schedule 2
Determination of Fair Market Value
For purposes of determining Fair Market Value as of any applicable date (excluding in relation to Clause 6.6), the following definition and procedures shall apply:

(a)
“Fair Market Value” of the Shares means the cash price that a willing buyer would pay to a willing seller in an arm's-length transaction, assuming that the Shares are being sold in an auction or otherwise in a manner reasonably designed to solicit all possible participants and permit all interested persons an opportunity to participate and to achieve the best value reasonably available to the seller at the time, taking into account all existing circumstances, including, without limitation, (a) the terms and conditions of all agreements to which the Company is then a party or by which it is otherwise benefited or affected (including any financing arrangements), (b) the existence of any third party offers for such Shares or for comparable assets, and (c) any projections of future cash flow from such Shares that have been agreed upon by the Board and the Party for whom such valuation is relevant. No discounts for minority interest or illiquidity shall be applied, and the value shall be computed on a fully diluted basis after giving effect to the exercise of any and all outstanding conversion rights, exchange rights, warrants and options.

(b)
The Party seeking to take affirmative action under this Agreement where a determination of Fair Market Value is required (the “Trigger Party”) shall promptly notify the Company and the other Shareholder of its proposed determination of Fair Market Value (as defined herein) (the “FMV Notice”).

(c)
Within ten (10) days following receipt of the FMV Notice, the other Party (the “Other Shareholder”) shall notify the Trigger Party of any disagreement with the determination of Fair Market Value. In the absence of such notification, the determination of Fair Market Value by the Trigger Party shall be binding on the Company and all of the Parties. If the Other Shareholder determines there is a disagreement, the determination of Fair Market Value shall be made by internationally recognized investment bankers, with experience in the industries and countries in which the Company is located and the JV Group does business, and may not be an Affiliate of any Party or have performed any significant work for any Party or any Affiliate of any Party within the prior year (each a “Recognized Investment Banker”).

(d)
Within ten (10) days following receipt by the Trigger Party of notification of disagreement with the determination of Fair Market Value, the Trigger Party will select and identify to the Other Shareholder in writing a Recognized Investment Banker (the “First Appraiser”) and the Other Shareholder will select and identify to the Trigger Party in writing a Recognized Investment Banker (the “Second Appraiser”). The date when both the First Appraiser and the Second Appraiser have been selected and identified is referred to herein as the “Start Date”. If either the Trigger Party, on the one hand, or the Other Shareholders, on the other hand, fail to select a Recognized Investment Banker within the 10-day period, the Recognized Investment Banker that is selected within the 10-day period shall be the appraiser and shall conduct an appraisal of the Fair Market Value within thirty (30) days of the expiration of such 10-day period, which appraisal shall then be deemed to be the final appraisal of the Fair Market Value.

(e)
Within three (3) days after the Start Date, the First Appraiser and the Second Appraiser will together designate another Recognized Investment Banker (the “Third Appraiser”), who shall at no time be informed of the values determined by the First Appraiser and the Second Appraiser, to render its appraisal of the Fair Market Value. If the First Appraiser and the Second Appraiser are unable to agree on a Third Appraiser prior to the expiration of such 3-day period, then, on the Business Day following the expiration of such period, each of the First Appraiser and the Second Appraiser shall be entitled to eliminate any one of the Recognized Investment Bankers set forth on Exhibit A from consideration, and the Third Appraiser shall be the remaining Recognized Investment Banker set forth on Exhibit A. The Third Appraiser will make an independent determination of the Fair Market Value (the “Third Value”).

(f)
Within thirty (30) days after the Start Date (the “Appraisal Deadline”), the First Appraiser and the Second Appraiser will each provide to the Trigger Party and the Other Shareholder its written appraisal and report of the Fair Market Value as of the applicable date, and the Third Appraiser shall be prepared to provide its appraisal of the Fair Market Value as of the applicable date, which appraisal shall be completed by the Appraisal Deadline but shall only be delivered to the Trigger Party and the Other Shareholder, if at all, in accordance with paragraph (g) of this Schedule 2. The Shareholders will, and will procure that the Company and its Subsidiaries will, cooperate with each of the appraisers appointed to determine the Fair Market Value and will deliver, or make available, all information reasonably required by such appraisers that is relevant to the determination of the Fair Market Value. If (i) either the First Appraiser or the Second Appraiser fails to deliver its appraisal on or before the Appraisal Deadline, the appraisal that is delivered on or before the Appraisal Deadline shall be deemed to be the final appraisal of the Fair Market Value or (ii) neither the First Appraiser nor the Second Appraiser delivers its appraisal on or before the Appraisal Deadline, then the Third Appraiser shall deliver its appraisal and the Third Value shall be deemed to be the final appraisal of the Fair Market Value.

(g)
If (i) the higher Fair Market Value (the “High Value”) set forth in a written report by one of the First and Second Appraisers is not more than one hundred and ten percent (110%) of the Fair Market Value (the “Low Value”) determined by the other of the First and Second Appraisers, then the Fair Market Value will be the average of the High Value and the Low Value and (ii) if the High Value is more than one hundred and ten percent (110%) of the Low Value, then, the Third Appraiser (who shall not be informed of the values determined by the First Appraiser and the Second Appraiser) shall immediately provide its written report to the Parties and the Company setting forth its determination of the Fair Market Value. If the Third Value is within the middle one-third (the “Mid-Range”) of the range of values between the High Value and Low Value, then the final and binding Fair Market Value shall equal the Third Value. If the Third Value is not within the Mid-Range, the final and binding Fair Market Value will be the average of (i) the Third Value and (ii) either (x) the High Value or (y) the Low Value, whichever is closer to the Third Value; provided, that the final and binding Fair Market Value shall not be determined to be less than the Low Value or greater than the High Value.

(h)
Each Recognized Investment Banker engaged for the purposes set forth in this Schedule 2 shall be engaged on customary terms, and the First Appraiser and the Second Appraiser shall be engaged on the same financial basis and on substantially the same terms. No Party to this Agreement nor any of their Affiliates or anyone acting on behalf of any of them shall provide to the Third Appraiser (i) any information regarding the appraisals of either the First Appraiser or the Second Appraiser (including the results of the first two appraisals) or (ii) any work product of the First Appraiser or Second Appraiser (including any information derived from information provided by the Company). The Parties will procure that each of the Recognized Investment Bankers selected by them agrees to be bound by the preceding sentence to the same extent as the parties hereto.

(i)
To the extent any applicable deadline under this Agreement would occur during the pendency of the procedures described in this Schedule 2, such deadline shall be deemed extended to the extent reasonably necessary to accommodate the procedures set forth herein.

Exhibit A
to Schedule 2

Morgan Stanley
Societe Generale
Barclays
Royal Bank of Scotland
Goldman Sachs
Rothschild
Deutsche Bank
Merrill Lynch Bank of America

Schedule 4.1
Articles

OneLNG Société anonyme Luxembourg

CONSTITUTION D'UNE SOCIETE ANONYME du [date]

In the year [year], on the [day] day of [month].
Before Maître [name of the notary], notary public residing at [Luxembourg], Grand-Duchy of Luxembourg, undersigned.
Appears:
Golar GLS UK Limited, a company incorporated under the laws of England and Wales with number 10234146, having its registered office at One America Square, 17 Crosswall, London EC3N 2LB, England, here duly represented by [name of the proxy-holder], residing at [private address of the proxy-holder] by virtue of a proxy given under private seal; and
Schlumberger B.V., a company incorporated under the laws of The Netherlands, having its registered office at Parkstraat 83-89, 2514 JG, The Hague, Zuid-Holland, Netherlands, here duly represented by [name of the proxy-holder], residing at [private address of the proxy-holder] by virtue of a proxy given under private seal.
The before said proxy, being initialled "ne varietur" by the appearing party and the undersigned notary, shall remain annexed to this present deed to be filed at the same time with the registration authorities.
Such appearing party in the capacity of which it acts has requested the notary to draw up the following articles of incorporation (the “Articles”) of a "société anonyme" which such party declares to incorporate.
NAME – PURPOSE – REGISTERED OFFICE – DURATION
Article one.- There is hereby formed a “société anonyme”, public company limited by shares (the “Company”) governed by the Articles and by the current Luxembourg laws (the “Law”), in particular the law of 10 August 1915 on commercial companies, as amended.
Article two.- The Company’s name is “OneLNG”.
Article three.- The Company’s purpose is to take participations and interests, in any form whatsoever, in any commercial, industrial, financial or other, Luxembourg or foreign companies or enterprises and to acquire through participations, contributions, underwriting, purchases or options, negotiation or in any other way any securities, rights, patents and licences, and other property, rights and interest in property as the Company shall deem fit, and generally to hold, manage, develop, sell or dispose of the same, in whole or in part, for such consideration as the Company may think fit, and in particular for shares or securities of any company purchasing the same; to enter into, assist or participate in financial, commercial and other transactions, and to grant to any holding company, subsidiary, or fellow subsidiary, or any other company which belong to the same group of companies than the Company any assistance, loans, advances or guarantees; to borrow and raise money in any manner and to secure the repayment of any money borrowed.
The Company may also develop, finance, invest in and operate projects for the conversion of hydrocarbon reserves to liquefied natural gas, natural gas and potentially other liquid products using processing and floating liquefied natural gas facilities.The Company can perform all commercial, technical and financial operations, connected directly or indirectly in all areas as described above in order to facilitate the accomplishment of its purpose.
Article four.- The Company has its registered office in the City of Luxembourg, Grand Duchy of Luxembourg.
The registered office may be transferred within the municipality of Luxembourg by decision of the board of directors.
The registered office of the Company may be transferred to any other place in the Grand Duchy of Luxembourg by means of a resolution of an extraordinary general meeting of shareholders adopted under the conditions required for amendment of the Articles.
The Company may have offices and branches (whether or not within a permanent establishment), both in Luxembourg and abroad.
In the event that the board of directors should determine that extraordinary political, economic or social developments have occurred or are imminent that would interfere with the normal activities of the Company at its registered office, or with the ease of communication between such office and persons abroad, the registered office may be temporarily transferred abroad until the complete cessation of these abnormal circumstances; such temporary measures shall have no effect on the nationality of the Company which, notwithstanding the temporary transfer of its registered office, will remain a Luxembourg company. Such temporary measures will be taken and notified to any interested parties by the board of directors of the Company.
Article five.- The Company is constituted for an unlimited duration.
Article six.- The creditors, representatives, rightful owner or heirs of any shareholder are not allowed, in any circumstances, to require the sealing of the assets and documents of the Company, nor to interfere in any manner in the administration of the Company. They must for the exercise of their rights refer to financial statements and to the decisions of the meetings of shareholders.
CAPITAL – SHARES
Article seven.- The Company's issued share capital is set at US$100,000 (one hundred thousand US dollars), represented by 10,000 (ten thousand) shares with a nominal value of US$10 (ten US dollars) each.
The amount of the issued share capital of the Company may be increased or reduced by a resolution of the general meeting of shareholders adopted under the conditions required for amendment of the Articles.
Article eight.- Each share confers an identical voting right and each shareholder has voting rights commensurate to his shareholding.
Article nine.- Except in the case of a permitted transfer as set out in any shareholders’ agreement entered into from time to time, the shares shall not be transferred for a period of 7 (seven) years from the date of the holding of the first extraordinary shareholders’ meeting before a notary deciding to increase the share capital of the Company (the “Closing Date”), unless with the prior unanimous consent of the shareholders (the “Lock-Up Period”). After expiry of the Lock-Up Period, the shares may be freely transferred, subject to the provisions of any shareholders agreement entered into from time to time.
The shares shall be in registered form only. A register of shareholders shall be kept by the Company and shall contain, at least, the precise identification of each shareholder, the number of its shares and, if applicable, their transfer and the date of transfer.
The shares are indivisible with regard to the Company, which admits only one owner per share.
Article ten.– The Company shall have power to redeem its own shares under the conditions stated in the Law.
MANAGEMENT – SUPERVISION
Article eleven.– The Company will be managed by a board of directors composed of four (4) members represented by two (2) class A directors and two (2) class B directors. However, when all the shares of the Company are held by a sole shareholder, the board of directors may be formed with a single director under the conditions stated in the Law. The director(s) need not be shareholders of the Company.
If a corporate entity is appointed as a member of the board of directors, such a corporate entity shall inform the Company of the name of the individual that it has appointed to serve as its permanent representative in the exercise of its mandate of director of the Company.
The class A directors and the class B directors shall be appointed, and their remuneration determined or modified, in accordance with the terms of any shareholders’ agreement entered into from time to time, by a unanimous resolution of the general meeting of shareholders. The directors are re-eligible.
The general meeting of shareholders may, at any time and ad nutum, remove and replace any director.
In case of vacancy in the office of director by reason of death or resignation of a director or otherwise, the remaining directors shall appoint another director to fill such vacancy in accordance with the provisions of any shareholders’ agreement entered into from time to time.
The term of the office of the director(s) shall not exceed two years, unless determined otherwise by the general meeting of the shareholders.
The board of directors is vested with the broadest powers to perform all acts necessary or useful for accomplishing the Company’s purpose. All powers not expressly reserved by the Law or the Articles to the general meeting of shareholders fall within the competence of the board of directors.
In dealing with third parties, the board of directors will have all powers to act in the name of the Company in all circumstances and to carry out and approve all acts and operations consistent with the Company’s purpose and provided the terms of these Articles shall have been complied with.
The day-to-day management of the business of the Company and the power to represent the Company with respect thereto may, subject to the provisions of any shareholders’ agreement entered into from time to time, be delegated to one or more directors, officers, managers, and/or agents, who need not be shareholders of the Company. The delegation in favour of a member of the board of directors is subject to the prior authorization of the general meeting of shareholders.
The Company will be bound by the joint signatures of a class A director and a class B director. With respect to matters which relate to the daily management of the business of the Company, the Company will also be bound by the signature of any person to whom the daily management of the business of the Company has been delegated, in accordance with the provisions of any shareholders’ agreement entered into from time to time.
The board of directors may from time to time sub-delegate its/his powers for specific tasks to one or several ad hoc agent(s) who need not be shareholder(s) or director(s) of the Company.
The board of directors will determine the powers, duties and remuneration (if any) of its agent(s), the duration of the period of representation and any other relevant conditions of his/their agency, in accordance with the provisions of any shareholders’ agreement entered into from time to time.
Article twelve.- The chairman of the board of directors shall be appointed by the board of directors out of the class A directors, which in case of tie vote, shall have a casting vote, except in case of reserved matters as defined by any shareholders’ agreement entered into from time to time. The chairman shall preside at all meetings of the board of directors. In case of absence of the chairman, the board of directors shall be chaired by a class A director present and appointed for that purpose.
The board of directors may also appoint a secretary, who need not be a director, who shall be responsible for keeping the minutes of the meetings of the board of directors or for other matters as may be specified by the board of directors.
The board of directors shall meet when convened by one director.
Notice of any meeting of the board of directors shall be given to all directors at least 7 (seven) days in advance of the time set for such meeting except in the event of emergency where all directors have previously consented to the meeting being convened at short notice, the nature of which is to be set forth in the minutes of the meeting.
Any convening notice shall specify the time and place of the meeting and the nature of the business to be transacted.
Convening notices can be given to each director, in writing by ordinary mail, or by fax and/or email (and the receipt of such mail, fax or email shall be acknowledged by the recipient).
The notice may be waived by the consent of each director in writing by ordinary mail, or by fax and/or email (and the receipt of such mail, fax or email shall be acknowledged by the recipient).
The meeting will be duly held without prior notice if all the directors are present or duly represented.
No separate notice is required for meetings held at times and places specified in a schedule previously adopted by a resolution of the board of directors.
Any director may act at any meeting of directors by appointing in writing by way of a power of attorney another director as his proxy.
A director may represent more than one director.
Any meeting of the board of directors shall take place in the Grand-Duchy of Luxembourg and shall require at least the presence of all the directors, either present in person or by representative, which shall form a quorum. In the event that such a quorum is not met, the meeting shall be adjourned and a second convening notice shall be given for a meeting at the same time and place the following week, in which the presence of at least a class A director and a class B director, either present in person or by representative, shall form a quorum.
According to article 64bis (3) of the Law, the directors may participate in a meeting of the board of directors by phone, videoconference, or any other suitable telecommunication means allowing for their identification.
Such participation in a meeting is deemed equivalent to participation in person at a meeting of the directors.
Decisions of the board of directors are taken by the majority of directors participating to the meeting or duly represented thereat.
The deliberations of the board of directors shall be recorded in the minutes, which have to be signed by the chairman or, if applicable, by his substitute, or by all directors present at the meeting. The proxies will remain attached to the board minutes. Any transcript of or excerpt from these minutes shall be signed by the chairman or all directors.
A resolution in writing approved and signed by all directors shall have the same effect as a resolution passed at a meeting of the board of directors.
In such cases, written resolutions can either be documented in a single document or in several separate documents having the same content.
Written resolutions may be transmitted by ordinary mail, or by fax and/or email (and the receipt of such mail, fax or email shall be acknowledged by the recipient).
When the board of directors is composed of a single director, resolutions are taken by the single director at such time and place determined upon its sole discretion and shall be recorded in a written document signed by it.
GENERAL MEETINGS OF SHAREHOLDER(S)
Article thirteen.- In case of plurality of shareholders, decisions of the shareholders are taken by a general meeting of the shareholders. One general meeting shall be held annually at the registered office of the Company on the last Monday in May at 10am. If such a day is a public holiday, the general meeting shall be held the following business day at the same time. Other general meetings of shareholders shall be held in the place, on the day and at the time specified in the notice of the meeting.
Article fourteen.- General meetings of shareholders are convened by the board of directors, or by shareholders representing one tenth or more of the share capital of the Company.
Written notices convening a general meeting and setting forth the agenda shall be made pursuant to the Law and shall be sent by registered letters to each shareholder at least 8 (eight) days before the meeting, except for the annual general meeting for which the notice shall be sent by registered letter at least 21 (twenty-one) days prior to the date of the meeting.
All notices must specify the time and place of the meeting.
If all shareholders are present or represented at the general meeting and state that they have been duly informed on the agenda of the meeting, the general meeting may be held without prior notice.
Any shareholder may act at any general meeting by appointing in writing by way of a power of attorney another person as its proxy who needs not be shareholder.
The directors may attend and speak in general meetings of shareholders.
Unless otherwise required by the Law, general meetings of shareholders shall require the presence of all shareholders, either present in person or by representative, which shall form a quorum.
Decisions of the general meetings of shareholders are taken at the majority vote determined by the Law, except in case of reserved matters as defined by any shareholders’ agreement entered into from time to time, for which a unanimous vote shall be required.Minutes shall be signed by the bureau of the meeting and by the shareholders who request to do so.
A sole shareholder exercises alone the powers devolved to the meeting of shareholders by the Law.
FINANCIAL YEAR – BALANCE SHEET
Article fifteen.- The Company's financial year begins on 1 January and closes on 31 December.
Article sixteen.- Each year, the board of directors will draw up the balance sheet, a profit and loss account, a report on the operations of the Company and any other documentation required by the Law and by the law of 19 December 2002 on the trade and companies register and the accounting and annual accounts of undertakings, as amended.
Any such relevant documentation shall be transmitted by the board, at least one month before the date of the annual general meeting of shareholders, to the statutory auditor(s) that shall draft a report.
SUPERVISION OF THE COMPANY
Article seventeen.- The supervision of the Company shall be entrusted to one or more statutory auditor(s) (commissaire(s) aux comptes), who may not be shareholder(s). Each statutory auditor shall be appointed for a period not exceeding two (2) years by the general meeting of shareholders or by the sole shareholder, which may remove them at any time.
The term of the office of the statutory auditor(s) and his/their remuneration, if any, are fixed by the general meeting of the shareholders or by the sole shareholder. At the end of this period, the statutory auditor(s) may be renewed in his/their function by a new resolution of the general meeting of shareholders or by the sole shareholder.
DIVIDEND – RESERVES
Article eighteen.- The credit balance of the profit and loss account, after deduction of the expenses, costs, amortizations, charges and provisions represents the net profit of the Company.
Every year five percent of the net profit will be transferred to the statutory reserve.
This deduction ceases to be compulsory when the statutory reserve amounts to one tenth of the issued share capital, as decreased or increased from time to time, but shall again become compulsory if the statutory reserve falls below such one tenth.
The general meeting of shareholders shall decide on the allocation of the annual profit in accordance with any shareholders’ agreement entered into from time to time.
INTERIM DIVIDEND
Article nineteen.- The board of directors may decide to pay interim dividends before the end of the current financial year, in accordance with the Law.
DISSOLUTION – LIQUIDATION
Article twenty.- The general meeting of shareholders may resolve the dissolution of the Company with the unanimous consent of the shareholders.
Article twenty-one.- The liquidation will be carried out by one or more liquidators, physical person or corporate entity, appointed by the general meeting of shareholders or by the sole shareholder which will specify their powers and fix their remuneration.
When the liquidation of the Company is closed, the assets of the Company will be allocated to the shareholders in accordance with any shareholders’ agreement entered into from time to time.
APPLICABLE LAW
Article twenty-two.-Reference is made to the provisions of the Law for which no specific provision is made in these Articles.
TRANSITIONAL MEASURES
Exceptionally the first financial year shall begin today and end on 31 December 2016.
PAYMENT – CONTRIBUTIONS
- 5,100 (five thousand one hundred) shares have been subscribed by Golar GLS UK Limited, named above, and fully paid up in cash, proof of which has been duly given to the undersigned notary.
- 4,900 (four thousand nine hundred) shares have been subscribed by Schlumberger B.V., named above, and fully paid up in cash, proof of which has been duly given to the undersigned notary.
ESTIMATE OF COSTS
The costs, expenses, fees and charges, in whatsoever form, which are to be borne by the Company or which shall be charged to it in connection with its incorporation, are estimated at about EUR [...] ([...] Euro).
RESOLUTIONS OF THE SHAREHOLDERS
Immediately after the incorporation of the Company, the above-named persons, representing the entirety of the subscribed capital, held a general meeting of shareholders, and acknowledging being validly convened, passed the following resolutions:

1)	The number of directors is set at 4 (four) and that of the statutory auditor (commissaire aux comptes) at 1 (one).

2)	Are appointed as directors:

-	Tor Olav Trøim, [residing/with professional address] at [address] as a class A director;

-	Oscar Spieler, [residing/with professional address] at [address] as a class A director;

-	[Patrick Schorn], [residing/with professional address] at [address] as a class B director; and

-	[Simon Ayat], [residing/with professional address] at [address] as a class B director.
In accordance with article 11 of its articles of association, the Company shall be bound by the joint signatures of a class A director and a class B director.
The directors shall serve for a term of two (2) years, and shall be re-eligible.

3)	Is elected as statutory auditor (commissaire aux comptes) [Ernst & Young], a company having its registered office at [registered office of the statutory auditor].
In accordance with article 19 of the Articles, the statutory auditor shall serve for a term ending on the date of the annual general meeting of shareholders which will be held in [month and year].

4)	The Company shall have its registered office at [Luxembourg address].
DECLARATION
The undersigned notary who understands and speaks English, hereby states that on request of the above appearing persons, the present incorporation deed is worded in English, followed by a French version. On request of the same persons and in case of discrepancies between the English and the French text, the English version will prevail.
In faith of which we, the undersigned notary have set hand and seal in [...], on the day named at the beginning of this document.
The document having been read to the proxies holders, said persons signed with us, the Notary, the present original deed.
In faith of which we, the undersigned notary have set hand and seal in Mersch, on the day named at the beginning of this document.
The document having been read to the proxies holders, said persons signed with us, the Notary, the present original deed.

Schedule 4.5
Initial Board
Golar Director and Chairman    Tor Olav Trøim
Golar Director    Oscar Spieler
Schlumberger Director    Simon Ayat
Schlumberger Director    Patrick Schorn

Schedule 4.8
Supplemental Deed
DEED OF ADHERENCE
THIS DEED OF ADHERENCE is made on [ ] 2016 by [ ] of [ ] (the “Covenantor”)
SUPPLEMENTAL to a joint venture and shareholders’ agreement dated [ ] 2016 [insert the details of the joint venture and shareholders’ agreement and any instrument modifying the original agreement, if any] (the “JV Master Agreement”)
NOW THIS DEED WITNESSES AS FOLLOWS:

1.
The Covenantor hereby confirms that it has been supplied with a copy of the JV Master Agreement and hereby covenants with each of the persons named in appendix 1 hereto to observe perform and be bound by all the terms of the JV Master Agreement applicable to the Covenantor and which have not been performed at the date hereof to the intent and effect that the Covenantor shall be deemed with effect from the date on which the Covenantor is registered as a Shareholder of the Company to be a party to the JV Master Agreement.

2.
The parties hereby agree and confirm that the Covenantor shall have the benefit of all of the provisions of the JV Master Agreement as if the Covenantor were named therein as a Shareholder and as if the Covenantor had been a party thereto from the date on which the Covenantor is registered as a Shareholder of the Company.

3.
The governing law of and jurisdiction Clause of the JV Master Agreement shall apply mutatis mutandis to this agreement (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this agreement or its formation).

This agreement has been executed as a deed on the date first above written.
[insert of execution clauses for parties]
…………………………………………………………………………………………
APPENDIX 1
Golar GLS UK Limited
Schlumberger B.V.

Schedule 5.2.1(c)
Form of minutes of extraordinary shareholders’ meeting

OneLNG
Société anonyme
Registered office: […]
L-[...] Luxembourg
R.C.S. Luxembourg B [...]

ASSEMBLEE GENERALE EXTRAORDINAIRE du […] 2016

In the year two thousand and sixteen, on the […] day of […].
Before Maître […], notary public residing at […], Grand-Duchy of Luxembourg, undersigned.
Is held an extraordinary general meeting of the shareholders of "OneLNG" (the “Company”), a Luxembourg “societe anonyme”, having its registered office at […], L-[…] Luxembourg, registered with the Luxembourg Trade and Companies Register under number B […], which was incorporated by a deed of Maitre […], notary residing in […], Grand-Duchy of Luxembourg on […] 2016, published in Recueil Electronique des Sociétés et Associations (“Official Gazette”), number […] of […] 2016.
The meeting is presided by […], with professional address at […].
The chairman appoints as secretary […], residing at […] and the meeting elects as scrutineer […], residing in Luxembourg.
The chairman requests the notary to act that:
I.- The shareholders of the Company (the “Shareholders”) are duly represented at the present meeting by virtue of proxies given under private seal, and the number of shares held by them are shown on an attendance list. That list and proxies, signed by the appearing persons and the notary, shall remain here annexed to be registered with this deed.
II.- As it appears from the attendance list, the 10,000 (ten thousand) shares of USD 10 (ten United States Dollars) each, representing the whole share capital of the Company, are represented so that the meeting can validly decide on all the items of the agenda, of which the Shareholders expressly state having been duly informed beforehand.
III.- The agenda of the meeting is the following:
AGENDA

1.	Waiving of notice right;

2.
Increase of the share capital of the Company by an amount of USD 19,900,000 (nineteen million nine hundred thousand United States Dollars), so as to raise it from its current amount of USD 100,000 (one hundred thousand United States Dollars) to USD 20,000,000 (twenty million United States Dollars) by the issuance of 1,990,000 (one million nine hundred ninety thousand) new shares with a nominal value of USD 10 (ten United States Dollars);

3.	Subscription, intervention of the subscribers and payment of the new shares of the Company by way of contributions in cash;

4.	Composition of the shareholding of the Company;

5.	Subsequent amendment of article 7 paragraph 1 of the articles of association of the Company in order to reflect the new share capital of the Company pursuant to resolutions 2. and 3. above; and

6.	Miscellaneous.
After the foregoing was approved by the Shareholders, the following resolutions have been taken:
FIRST RESOLUTION: It is unanimously resolved that the Shareholders waive their right to the prior notice of the current meeting; the Shareholders acknowledge being sufficiently informed of the agenda and consider being validly convened and therefore agree to deliberate and vote upon all the items of the agenda. It is further resolved that all the relevant documentation has been put at the disposal of the Shareholders within a sufficient period of time in order to allow them to examine carefully each document.
SECOND RESOLUTION: It is unanimously resolved to increase the share capital of the Company by an amount of USD 19,900,000 (nineteen million nine hundred thousand United States Dollars) so as to raise it from its current amount of USD 100,000 (one hundred thousand United States Dollars) to USD 20,000,000 (twenty million United States Dollars) by the issuance of 1,990,000 (one million nine hundred ninety thousand) new shares with a nominal value of USD 10 (ten United States Dollars) each, the whole to be fully paid up through contributions in cash in the total amount of USD 19,900,000 (nineteen million nine hundred thousand United States Dollars) (the “Contribution”);
THIRD RESOLUTION: Pursuant to the above second resolution, it is unanimously resolved to accept the subscription and payment by the Shareholders.
Subscribers’ Intervention - Subscription - Payment
Thereupon intervene the Shareholders here represented as aforementioned.

(i)
Golar GLS UK Limited, a company organized under the laws of England and Wales, having its registered office at 13th Floor, 1 America Square, Crosswall, London UK EC3N 2LB (“Golar”), declares to subscribe to 1,014,900 (one million fourteen thousand nine hundred) new shares with a nominal value of USD 10 (ten United States Dollars) each by way of contribution in cash amounting to USD 10,149,000 (ten million one hundred forty nine thousand United States Dollars); and

(ii)
Schlumberger B.V., a company incorporated under the laws of the Netherlands, having its registered address at Parkstraat 83-89, 2514 JG, The Hague, Zuid-Holland, Netherlands (“Schlumberger”), declares to subscribe to 975,100 (nine hundred seventy five thousand one hundred) new shares with a nominal value of USD 10 (ten United States Dollars) each by way of contribution in cash amounting to USD 9,751,000 (nine million seven hundred fifty one thousand United States Dollars).

Evidence of the Contribution
Proof of the Contribution has been given to the undersigned notary, so that the total amount of USD 19,900,000 (nineteen million nine hundred thousand United States Dollars) is from now on at the free disposal of the Company.
FOURTH RESOLUTION: As a consequence of the foregoing resolutions, the shareholding of the Company is now composed of:

(i) Golar GLS UK Limited	1,020,000 (one million twenty thousand) shares with a nominal value of USD 10 (ten United States Dollars) each
(ii) Schlumberger B.V.	980,000 (nine hundred eighty thousand) shares with a nominal value of USD 10 (ten United States Dollars) each
FIFTH RESOLUTION: As a consequence of the foregoing statements and resolutions and the Contribution having been fully carried out, it resolved to amend the first paragraph of article 7 of the Company’s articles of association to read as follows:
“Article 7. – “The Company's issued share capital is set at USD 20,000,000 (twenty million United States Dollars), represented by 2,000,000 (two million) shares with a nominal value of USD 10 (ten United States Dollars) each.”
There being no further business before the meeting, the same was thereupon adjourned.
ESTIMATE OF COSTS
The costs, expenses, fees and charges, in whatsoever form, which shall be charged to the Company or to be paid by it in connection with this increase of capital have been estimated at about EUR […] ([…] Euro).
There being no further business before the meeting, the same was thereupon adjourned.
Whereof the present notarial deed was drawn up in Luxembourg on the day named at the beginning of this document.
The document having been read to the persons appearing, he signed together with us, the notary, the present original deed.
The undersigned notary who understands and speaks English states herewith that on request of the above appearing persons, the present deed is worded in English followed by a French translation. On request of the same appearing persons and in case of discrepancies between the English and the French text, the English version will prevail.
SUIT LA VERSION FRANCAISE DU TEXTE QUI PRECEDE

Schedule 5.2.3(a)
Form of minutes of Board meeting

OneLNG
Société anonyme
Registered office: […], L-[…] Luxembourg
R.C.S. Luxembourg : B […]
(the “Company”)

Minutes of the board of directors’ meeting of the Company held in Luxembourg on […] at […] [am/pm]

PRESENT/            […]
REPRESENTED:
EXCUSED:            […]

All the directors being present or represented and stating to have been duly informed of all the items on the following agenda (the “Agenda”) and to waive, to the extent necessary, any and all procedures of convening or others, the board of directors was validly constituted and could decide on all items on the Agenda, as follows:

1.	Ratification of the setting-up of a Luxembourg bank account for the Company;

2.	Ratification of a domiciliation agreement entered into on behalf of the Company;

3.	Appointment of Mr. […] as chairman of the board of directors of the Company;

4.	Proposal to recommend to the shareholders of the Company the increase of the share capital of the Company through contributions in cash;

5.	Convening of an extraordinary general meeting of the shareholders of the Company relating to resolution 4 above;

6.	Approval of the adherence by the Company to the joint-venture and shareholders’ agreement entered into by and between the shareholders of the Company; and

7.	Miscellaneous.
THE DIRECTORS THEN DELIBERATED:

1.	Ratification of the setting-up of a Luxembourg bank account for the Company
It was reported that, in anticipation of the incorporation of the Company, a bank account (the “Bank Account”) had been set-up with [name of the bank] having its address at […], […], Grand-Duchy of Luxembourg (the “Bank Institution”) on behalf of the Company in accordance with the documentation carefully considered for such purpose (the “Documentation”).
After due and careful consideration, IT WAS UNANIMOUSLY RESOLVED that:

•	the setting up of the Bank Account and the Documentation be and are hereby approved and ratified to the extent necessary;

•
any directors of the Company be and are hereby authorized on behalf of the Company, with full power of sub-delegation, to do all such acts and execute all such documents, certificates and notices as he may consider expedient in connection with the setting up of the Bank Account, the execution or performance by the Company of the Documentation or which might otherwise be desirable in connection therewith.

2.	Ratification of a domiciliation agreement entered into on behalf of the Company
It was reported that, in anticipation of the incorporation of the Company, a domiciliation agreement had been executed by […], in the name and on behalf of the Company with [United Management International S.A., a Luxembourg public limited company (“société anonyme”) having its registered address at [5, Avenue Gaston Diderich, L-1420 Luxembourg], Grand Duchy of Luxembourg (“United Management”)] so that the Company may have its address at 5, avenue Gaston Diderich, L-1420 Luxembourg, Grand Duchy of Luxembourg.
A copy of the domiciliation agreement was carefully considered by the directors (the “Domiciliation Agreement”).
After due and careful consideration, IT WAS UNANIMOUSLY RESOLVED that:

•	the Domiciliation Agreement is in the best interest of the Company;

•	the Domiciliation Agreement be and hereby is approved and ratified to the extent necessary;

•
any directors of the Company be and are hereby authorized on behalf of the Company, with full power of sub-delegation, to do all such acts and execute all such documents, certificates and notices as he may consider expedient in connection with the execution or performance by the Company of the Domiciliation Agreement or which might otherwise be desirable in connection therewith.

3.	Appointment of Mr. […] as chairman of the board of directors of the Company
It was first reminded that, in accordance with the provisions of article 12 of the articles of association of the Company, the chairman of the board of directors shall be appointed by the board of directors out of the class A directors.
It was therefore proposed to appoint as chairman of the board of directors of the Company Mr. […], who had been appointed as class A director, with effect as of the date of the present meeting (the “Appointment”).
After due and careful consideration, IT WAS UNANIMOUSLY RESOLVED that:

•	the Appointment is in the best interest of the Company;

•	the Appointment be and hereby is approved; and

•
any director of the Company be and are hereby individually authorised on behalf of the Company, with full power of sub-delegation, to do all such acts and execute all such documents, certificates and notices in the name and on behalf of the Company, as he/she may consider expedient in connection with the Appointment or which might otherwise be considerable in connection therewith.

4.	Proposal to recommend to the shareholders of the Company the increase of the share capital of the Company through contributions in cash
It was reported that it was proposed to the shareholders of the Company, being (i) Golar GLS UK Limited, a company organized under the laws of England and Wales, having its registered office at 13th Floor, 1 America Square, Crosswall, London UK EC3N 2LB (“Golar”) and (ii) Schlumberger B.V., a company incorporated under the laws of the Netherlands, having its registered address at Parkstraat 83-89, 2514 JG, The Hague, Zuid-Holland, Netherlands (“Schlumberger” together with Golar, the “Shareholders”) to increase the share capital of the Company, on or around […] 2016, by an amount of USD 19,900,000 so as to raise it from its current amount of USD 100,000 to USD 20,000,000 (the “Share Capital Increase”).
It was noted that (i) 975,100 new shares with a nominal value of USD 10 each shall be issued and subscribed by Schlumberger and (ii) 1,014,900 new shares with a nominal value of USD 10 each shall be subscribed by Golar (the “New Shares”), the whole to be fully paid up through (a) a contribution in cash in the amount of USD 9,751,000 to be made by Schlumberger and (b) a contribution in cash in the amount of USD 10,149,000 to be made by Golar (the “Contribution”).
It was further noted that, following the Share Capital Increase, it is contemplated to update the shareholder’s register of the Company to reflect the issuance of the New Shares (the “Update”).
After due and careful consideration, IT WAS UNANIMOUSLY RESOLVED that:

•	the Share Capital Increase, the New Shares, the Contribution and the Update are in the best interest of the Company;

•	the Share Capital Increase, the New Shares, the Contribution and the Update be and are hereby approved;

•
any directors of the Company be and are hereby individually authorized in the name and on behalf of the Company, with full power of sub-delegation to do all such acts and execute all such documents, certificates and notices in the name and on behalf of the Company, as he/she may consider expedient in connection with the Contribution, the Share Capital Increase, the New Shares, the Contribution and the Update or which might otherwise be desirable in connection therewith.

5.	Convening of an extraordinary general meeting of the shareholders of the Company relating to resolution 4 above
Further to resolution 4 above, it was proposed to convene an extraordinary general meeting of the Shareholders (the “Convening”) to be held in Luxembourg before a public notary on or around […] 2016 or at any later date thereafter (the “EGM”), with the following agenda (the “EGM Agenda”):
“Agenda

1.	Waiving of notice right;

2.
Increase of the share capital of the Company by an amount of USD 19,900,000 (nineteen million nine hundred thousand United States Dollars), so as to raise it from its current amount of USD 100,000 (one hundred thousand United States Dollars) to USD 20,000,000 (twenty million United States Dollars) by the issuance of 1,990,000 (one million nine hundred ninety thousand) new shares with a nominal value of USD 10 (ten United States Dollars);

3.	Subscription, intervention of the subscribers and payment of the new shares of the Company by way of contributions in cash;

4.	Composition of the shareholding of the Company;

5.	Subsequent amendment of article 7 paragraph 1 of the articles of association of the Company in order to reflect the new share capital of the Company pursuant to resolutions 2. and 3. above; and

6.	Miscellaneous.”
A draft of the EGM was produced to the meeting and carefully examined by all the directors of the Company.
After due and careful consideration, IT WAS UNANIMOUSLY RESOLVED that:

•	the Convening and the EGM Agenda are in the best interest of the Company;

•	the Convening and the EGM Agenda be and hereby approved; and

•
any directors of the Company be and hereby individually authorized in the name and on behalf of the Company, with full power of sub-delegation to do all such acts and execute all such documents, certificates and notices in the name and on behalf of the Company, as he/she may consider expedient in connection with the Convening and the EGM Agenda, or which might otherwise be desirable in connection herewith.

6.	Approval of the adherence by the Company to the joint-venture and shareholders’ agreement entered into by and between the shareholders of the Company
It was reported that Golar and Schlumberger had entered as Shareholders, on […] 2016, into a joint-venture and shareholders’ agreement in order to set out the terms and conditions on which they have agreed to establish their joint venture through the Company (the “JV Agreement”).
A signed copy of the JV Agreement was produced to the meeting to be carefully considered by the directors of the Company.
It was noted that, on the Closing Date (such term as defined in the JV Agreement) and in accordance with the provisions of section 5.2.3 of the JV Agreement, the Company shall adhere to the JV Agreement by the signature of an adherence agreement (the “Deed Of Adherence”).
A draft of the Deed Of Adherence was produced to the meeting to be carefully considered by the directors of the Company.
After due and careful consideration, IT WAS UNANIMOUSLY RESOLVED that:

•	the JV Agreement and the Deed of Adherence and more specifically the assumption of the duties and rights by the Company thereunder are in the best interest of the Company;

•	the entering into the JV Agreement by the Company and the Deed Of Adherence be and hereby approved;

•
any directors of the Company be and hereby individually authorized in the name and on behalf of the Company, with full power of sub-delegation to execute the Deed Of Adherence (with any such amendments, modifications or revisions that he or she in his or her absolute discretion may think fit) and to do all such acts and execute all such documents, certificates and notices in the name and on behalf of the Company, as he/she may consider expedient in connection with the JV Agreement and the Deed Of Adherence or which might otherwise be desirable in connection therewith.

7.	Miscellaneous
There being no further business, the meeting was closed at […] [am/pm].

Signed in Luxembourg.

_______________________
Mr. [...]
Chairman

Schedule 5.2.2(e)
Form of parent company guarantee

[ON GOLAR LNG LIMITED LETTERHEAD]

PARENT COMPANY GUARANTEE

To:
Beneficiary: Schlumberger B.V., Parkstraat 83-89, 2514 JG, The Hague, Zuid-Holland, Netherlands
Re: Joint Venture and Shareholders’ Agreement Between Golar GSL Limited and Schlumberger B.V. dated [●] (“Agreement”)
Dear Sirs
With regard to the referenced Agreement executed between Schlumberger B.V. and Golar GLS UK Limited (the “Golar Joint Venture Partner”) and as further consideration for your entry into the Agreement, Golar LNG Limited (“we” or “Guarantor”) as primary obligor, and not merely as a surety, hereby unconditionally and irrevocably provide this guaranty (the “Guaranty”) undertaking and guaranteeing that:

(a)	The Golar Joint Venture Partner shall duly perform all of its obligations under the Agreement; and

(b)
In the event the Golar Joint Venture Partner fails to perform its obligations under the Agreement or commits a breach thereunder, Schlumberger B.V. shall, within 30 days after its determination that such a failure or breach has occurred, deliver to us a written notice that such failure or breach has occurred, stating the reasons for such determination. Upon receipt of such notice from Schlumberger B.V., Guarantor agrees as follows:

(i)
In the event the Golar Joint Venture Partner fails to perform its obligations under the Agreement, we shall perform or take whatever steps may be necessary to achieve performance of said obligations under the Agreement.

(ii)
In the event the Golar Joint Venture Partner breaches the Agreement, we shall indemnify and hold Schlumberger B.V harmless from or against any loss, damages, claims, costs and expenses (including but not limited to reasonable legal expenses) howsoever caused which may be incurred by Schlumberger B.V. by reason of any such breach on the part of Golar Joint Venture Partner.

Notwithstanding any other term of this Guaranty, with the exception of reasonable legal expenses incurred by Schlumberger B.V. in connection with any enforcement of its rights under this Guaranty, Schlumberger B.V. may not recover any more under this Guaranty in respect of any matter than Schlumberger B.V. would be entitled to recover from the Golar Joint Venture Partner in respect of such matter.
This Guaranty and our undertakings are unconditional and irrevocable and shall continue in force notwithstanding (i) any mutually agreed amendments to the Agreement unless otherwise specified therein; and (ii) any change in the shareholding relationship between ourselves and the Golar Joint Venture Partner, until the Golar Joint Venture Partner’s obligations have been fully discharged upon which the Golar Joint Venture Partner shall be relieved of its obligations and responsibilities to the extent that same are performed or caused to be performed by us in our capacity as Guarantor.
We represent and warrant that we have full power and authority to execute, deliver and perform this Guaranty and to perform and observe the terms and conditions hereof.
This Guaranty shall take effect from the date of the Agreement and shall continue to be valid until complete fulfillment and performance of the contractual obligations by the Golar Joint Venture Partner as provided for under the Agreement or the complete fulfillment and performance of such obligations by Guarantor.
English law shall govern the construction, validity and performance of this Guaranty and any non-contractual rights and obligations which may arise out of or in connection with it. All disputes, controversies or claims arising out of or in connection with this Guaranty, including the breach, termination or invalidity thereof, and all disputes relating to non-contractual obligations, shall be referred to and finally resolved by arbitration under the London Court of International Arbitration (the “LCIA”) Rules, which Rules are deemed to be incorporated by reference into this Guaranty. The number of arbitrators shall be three (3). The Guarantor and Schlumberger B.V. shall each be entitled to nominate one arbitrator, the third arbitrator being appointed by the LCIA Court. The seat of arbitration shall be London, England. The language to be used in the arbitral proceedings shall be English. The parties shall have the right to seek interim relief from a court of competent jurisdiction, at any time before and after the arbitrators have been appointed, up until the arbitrators have made their final award.
IN WITNESS WHEREOF, we, the undersigned, have executed this Guaranty this ___day of ____, 2016.

Executed for and on behalf of Golar LNG Limited
Guarantor:    _______________________
By:    _______________________
Name:    _______________________
Title:     _______________________

Schedule 7.3
Target Project in Mauritania and Senegal

Schedule 8.4.2(d)
Human Resources Appendix

The JVCo policy for human resources shall be split into 3 phases.

Phase 1: Initial Screening of Target Projects

(The period from the date of the Joint Venture and Shareholders’ Agreement to the first Term Sheet being signed with the end Customer/Upstream Owner). The staff from both Parties will work on a pure secondment basis for OneLNG SA (the “JVCo”) from Parties or Affiliates. Staff will be identified in advance and agreed between the Parties, and their contribution on a percentage of time basis will be defined and high level timesheets describing their activity will be submitted on a monthly basis to both Parties. Costs will not be charged to the JVCo but absorbed by the Parties. All benefits including bonuses will be awarded and accrued by the Parties during this phase in line with each secondee’s existing employment contract (neither Party shall award increments in reward to secondees without mutual agreement of the Parties). This situation will include members of the Board, the Management team and any other staff levels required within the phase. Each secondee will sign a confidentiality document towards the JVCo and will sign up to, and acknowledge, both Parties ABC documentation, HSE policies, Business Ethics policies and Travel & Entertaining policies. Board members shall sign a director’s service contract acknowledging their obligations as Directors of JVCo. During this phase, the JVCo will pay for only contractors, consultants, accountants, auditors, bankers or lawyers if the Parties mutually agree to sign engagement letters. Failure to mutually agree means that either Party may hire such advisors on behalf of the JVCo but must fund the engagement to their own account, outside of the JVCo. In the event that costs are recharged, by mutual agreement, to the JVCo, they shall be recharged at cost plus 5% only. For key secondees (members of the Board, the Management Team, Directorships or other posts of public interest held by them (such as Governors or Trusteeships) should be declared in writing to the Chairman of JVCo, and the Chairman and Board of JVCo may, in their absolute discretion, request that the secondee resign that position or no longer be seconded to JVCo.

Phase 2: Committed Project

(This is defined as the period from signing of a Term sheet to execution of definitive documents, whether or not these are effective.) This would involve additional seconded staff and potentially the hire by JVCo of temporary staff for the project and consultants. Conditions remain as in Phase 1 above except that new hires directly authorised by the Board or Management team of JVCo, or consultants or contractors engaged by JVCo under the same procedure shall be employed/engaged directly by and paid by JVCo (with no recharge to the Parties). At this point, the JVCo should have developed it’s own set of employment policies covering the policies noted in Phase1 above. For Phase 2, costs will be recharged for transfer pricing purposes at cost plus 5% for secondees.

Phase 3: Committed Execution

(This covers the period from the execution of definitive documents to first gas and beyond, or other key milestone). This would involve the Joint Venture hiring new staff. The principles for secondment would remain as in Phase 1 and Phase 2 but costs shall be charged to JVCo, including at cost plus 5%. Bonuses would be paid by JVCo in the form of equity, options or LTIP subject to performance metrics to be defined by the Board of JVCo and approved by the Parties (such as first gas, EBITDA, profit margins).

References in this Schedule to costs shall be interpreted as references to gross salary plus any such bonuses and/or benefits and/or other incentives as shall be approved by the Board.

Schedule 9.1
Initial Business Plan

Rapid Field Development (RFD) OneLNG Business Plan

Executive Summary
This document aims to describe the development of the Joint Venture between Schlumberger and Golar, the purpose of which is to bring together the technology of both companies: Schlumberger’s upstream experience together with Golar’s FLNG and FSRU technology and Power projects. Development projects undertaken by the JV will strive towards completion at the fastest pace and the lowest cost in the gas industry.

Vision
Our vision is to create and market a comprehensive package that enables fast and cost‑effective development of gas reserves.

Objective
The objective is to provide a one-stop solution for our partners and clients that enables the development of gas fields, the liquefaction and transportation of the gas produced, linked to the development of new fastest growing and highest value markets for LNG (e.g., power generation and transportation).

Aim
By 2025, we will have 6 major developments in operation, utilising 10 vessels to deliver 20 million tonnes of gas and marketing 12 million tonnes, with additional projects in various stages of execution.

Sources of Value
The main source of value is the uniqueness of the offer. The FLNG solution, for many fields, will be the only way that gas can be produced creating value. The current market prices favour lower cost solutions such as FLNG, and will further improve profitability as market prices rise over the next years.

The first mover for FLNG will be able to secure a number of field developments several years ahead of other competitors (see the Competitors section below). As the solution is proven, there shall be other entrants to the market, but this will take time and demand levels of capital investment and technical integration that few companies can match today. It is vital, therefore, to act decisively in the current environment and leverage the head start which Golar has on the market. We envisage that Capex outlay using FLNG technology may be driven down to $350/t of annual production, which compares very favourably against the $850/t that has been the average for US LNG terminals.

In addition to the capital investments and integration capabilities, the combination of Schlumberger together with Golar will enable a level of expertise in assessing reservoirs and development that cannot be surpassed even by majors. Schlumberger’s ability to secure development contracts will give investors a high degree of assurance that the project will be delivered in a professional and timely fashion. The expertise in analysing reservoirs will enable the joint venture to choose the best projects with the certainty of success.

Market
We believe there is a unique opportunity to take a leading position in the FLNG market by taking advantage of the poor sentiment–and lack of investment–in the oil & gas industry at this moment. With the current slump in prices, the market for LNG has become very challenging over the last 18 months, and this situation is expected to continue for several years due to a combination of factors:

•	The US becoming an exporter of gas;

•	Japan decreasing their imports of LNG;

•	Gas prices substantially dropping (in line with crude);

•	Pricing moving away from pure oil indexing;

•	Too many projects having started several years ago coming on-stream (20 trains being developed and coming on stream 1 every 8 weeks);

•	Market sentiment moving away from LNG projects due to track-record for cost overruns; and

•	Gas industry being grouped with coal and oil, and seen as part of environmental problem rather than part of the solution.

However, this situation offers an exciting opportunity as the market underinvests in gas developments while rapid growth is expected in the development of LNG power generation and transportation fuel (truck, train and marine). Using LNG as an alternative to Heavy Fuel Oil for shipping would double LNG consumption worldwide.

Exploration work done by the majors and mid-caps has successfully discovered hundreds of gas fields in the world. (According to Rystad research, there are 684 fields each containing 0.5-5.0 tcf of stranded offshore gas in Africa, Oceania and the Middle-East.) Under current scenarios, there is little chance for the development of these fields, with companies and governments that own the identified resources having few options open to them: they can wait for better times; or seek a radically new way of developing these assets.

Funding for gas projects will be dependent on the recovery of gas prices. Building classical onshore LNG facilities would require prices returning to the range $10-15/mmbtu, which may not happen for a decade or more. Viable solutions must be economic at prices in the $6‑8/mmbtu range, at which the Rapid Field Development via FLNG is an ideal candidate. This solution provides a single party for our clients to deal with regarding field development, offtake, transportation and sales. The negotiation time alone between various parties, that would normally be required to begin such a project, could be over a year. The RFD solution would mean faster negotiations, financing and a guaranteed standard of work that only a major could have delivered in the past.

We envisage that there will be many mid-sized assets that are owned by companies that cannot find the finances to develop the fields and at the same time governments who see this as a vital part of their countries’ future.

A further objective will be to open new markets for the use of LNG and deliver the gas at extremely competitive prices ($4.5/btu). Fixed-price LNG, secured against an electricity contract, could be a way forward to meet the user’s requirement for price stability and at the same time enable the financing of new developments. A fixed price for LNG, in the range $6-8/mmbtu, will enable easier access to financing and good economics for the project.

Securing contracts for power enables the Joint Venture to create value through the deployment of FSRUs (Floating Storage and Regasification Units) which would be used to regasify the LNG for the use of power generation. However, the normal utilisation of the units is 50% and this gives a unique opportunity to earn high margins distributing small parcels using vessels along the coast by using the remaining capacity.

Competitors
Other than Golar, only a few companies have attempted to build large FLNG vessels: Shell and Petronas. Both companies have developed very advanced ships, but the cost of the developments have been very high (Shell rumoured at over $12bn and Petronas at over $6bn) with neither of the 2 being economic in the current climate and both still awaiting commissioning (the comparison is complicated as the Shell concept (Prelude) has a very sophisticated technical and operational specification). The cost of the first Golar vessel (Hilli) will be around $1.1bn and operational at the end of 2017.

Excelerate and SBM have both announced their intention to build FLNG vessels but they have not started the process and we have not seen much evidence of design. Exmar are designing a small barge. However, we should be alert that once the Hilli starts operating, we will attract a lot of attention. We are several years ahead but there will be companies attempting to duplicate this technology as it is proven in operation (similar to the FSRU experience). We aim to stay ahead by constantly driving down costs and demonstrating a track-record in developing gas fields.

As above, the combination of Schlumberger and Golar will be difficult to match. Firstly because of the size of Schlumberger and the fact that other service companies will be unwilling to take the step of entering into upstream space.

Business Model and Strategy
The JV will have 2 functions: to select projects; and to act as a holding company. The first objective will be the selection of targets for the company to pursue. The JV will select opportunities identified by consultants, the parent companies and third parties. The aim will be to pursue projects that have both SPM and FLNG combined content. Unless otherwise agreed by both parties, the pure FLNG development with no SPM content will remain in Golar.

The process to be followed in selecting projects, is broadly outlined as follows:

1.	High-level identification and screening of potential assets/partners worldwide;

2.	Ranked list with light DD on higher potential opportunities—create “The Hopper”;

3.	Board agreement of top 3 opportunities—Authority To Negotiate (ATN)

4.	Commence Negotiations; 3 Month update to Board;

5.	Term Sheet & Finance Memo Approved;

6.	Contract signed & Team assigned.

As potential targets are identified, the JV will perform light due diligence on: the reservoir; the sub-surface; the quality of the gas; required engineering; construction work, infrastructure requirements and sea conditions. Concurrently, there will be work undertaken to examine the PSA and tax terms, the political stability of the region and other government requirements. The budget allocated to the company will cover these costs. A list of potential targets will be maintained up to date, and high-graded for the Board to support. The aim will be to put together a 2-page document (the “Hopper”) for key opportunities that will be submitted to the JV Board for review.

In turn, the top 3 projects will go through further screening processes. Fields deemed suitable will be submitted for support to the Board in the form of a detailed Authority to Negotiate (ATN) document. Agreement to proceed will then lead to negotiations with the stakeholders. Any further budget requirements for more detailed due diligence work, legal costs and other consultancy will be requested in the documentation.

Three months after the ATN, a further presentation on progress will be made to the Board. A decision on whether to support the continuation of the project will be made.

If the project receives approval to continue, there will be negotiations that should lead to a Term Sheet being agreed. A Finance Memo will be submitted to the Board for support before any final legally binding documents can be signed. The Board will support the formation of a project team to proceed with the development. A project manager will be allocated together with budget to start running a full development process.

Schlumberger will be offered possible options in Golar Power, giving access to FSRUs (Floating Storage and Regasification Units) and Power station projects. Financing will also be individually tailored to each project and equity contribution between partners.

The primary targets would be offshore assets, with proved reserves and PSA terms already defined. Onshore targets could be considered but only in close proximity to shore. The main criteria for selection would be:

•	The quality of the reservoir;

•	Quality of the gas;

•	The PSA terms;

•	Sea conditions;

•	The cost of development;

•	Complexity of the construction;

•	The ownership structure of the field;

•	Alignment with owners and government;

•	Speed of development; and

•	Political risk.

The first project undertaken by the JV will require the gas supplied to be dry and clean (Mark I design). An improved version that will be able to strip out condensate, handle some contamination and have the ability to withstand rougher sea conditions will be developed in the future. The quality of the gas can be more complex but would then the development would require the ability to process gas on the platform, an island or onshore.

Structure
The holding will be 49% Schlumberger and 51% Golar. The JV will be consolidated in the Golar structure.

Milestones
Major milestones:

•	Creation of the Joint Venture June/July 2016;

•	Identification of first 3 targets July 2016;

•	Identification of 5 further targets December 2016;

•	FID on first target Q1 2017;

•	2 further FIDs End 2017;

•	First production of gas 2019;

•	2nd and 3rd projects operational 2021;

•	10 vessels operational 2025.

Organisation
We envisage phase 1 organisation being:

•	1 GM Golar, 1 CFO Schlumberger;

•	1 Business Developer (1 Golar);

•	1 Asset manager (1 Schlumberger).

Staff will be expected to start work in July 2016 to begin the studies required to pursue targets identified. The aim will be to use the parent companies for as much of the negotiation and due diligence work as possible (which will be charged to the Joint Venture). The organisation will expand but only after securing a legally binding Term Sheet. Once this occurs then the total number would eventually double over 3 years. We will attempt to use seconded staff where possible but direct hires will be required.

Staff, seconded into the JV in July 2016, will have their costs covered by their parent companies until the first legally binding Term Sheet is agreed and after that all costs will be equally shared. The secondments, charged at cost plus 5%, will continue. Bonuses and incentives approved by the Board will be paid by the JV. There will not be a requirement for an office until mid-2017.

Staff involved in projects will be allocated for the duration of the development. Some will remain as part of the operation team that will be required to maintain the production, but the majority of the operational work in the upstream will be contracted to Schlumberger and to Golar for the FLNG vessel.

Finance
The JV could generate an EBITDA of close to $1.5 billion by 2022. This is based on the following assumptions:

•	4 vessels are operational by 2022;

•	1 each year starting in late 2019;

•	the cost of each vessel is between $1.0-1.2 billion;

•	the cost of the upstream development is $0.2-0.6 billion;

•	the equity/debt split is 30/70%; and

•	the earnings are based on a fee of $3/mmbtu for the vessel and $0.9/mmbtu for the upstream part (base case assuming gas prices of $7/mmbtu and Brent at $70/bbl).

Risks
The risks can be summarised as follows:

•
Failure of the JV to identify projects. We are already in the process of identifying the first potential projects. The current list is already fairly extensive but will grow once the first FLNG vessel is functioning and companies turn to the JV for help;

•	Failure of the upstream projects. This will be covered by the extensive due diligence that will take place before any decisions are taken to proceed;

•	Political problems. Again covered by the due diligence. In the worst case, it may be possible to remove the vessel;

•	Low gas prices. In the low case ($5/mmbtu and $50/bbl) there will still be a potential for an EBITDA of around $1bn annually;

•
Problems between the two cultures of the JV partners. There are differences in the cultures of Golar and Schlumberger which can be summed up by comparing the respective sizes of the 2 companies (one being small but creative, while the other is more process-driven but powerful). It will be important to safeguard the 2 cultures by allowing Golar to develop the vessels as they currently do but at the same time upstream project must follow standard Schlumberger processes and procedures.

Delivery of Services
Service level agreements will be charged at market rates by both parent companies. This will include due diligence services from Schlumberger, technical consultancy from Golar, development services from both and ongoing operational services. Whether a mark-up is charged for the vessel or this is covered by some form of financing will be reviewed on a project-by-project basis.

Governance
There will be a 2+2 Board of Directors that will support the choice of projects to be undertaken by the Joint Venture. Separate subcommittees will be formed to cover HSSE, Audit, HR and compliance as necessary. Processes as described above for the support of projects will developed in detail in the first months after the formation of the JV.

HSSE
Projects will require the highest quality and HSSE standards. A subcommittee will be formed to review all activities in the JV. Safety procedures will be developed for operations and for the running of the vessel or adopted from the parent company standards.

Environmentally, gas offers over 50% reduction in CO2 and a 90% reduction in NOX over coal. Substituting coal, diesel and fuel oil with gas will enable the production of cheap electricity and drastically reduce emissions. (According to the BP statistical review, the only way that the Paris Agreement could be achieved is through a combination of Gas and Renewables.) There is a need and opportunity to implement a Social and Environmental communications program to address education in this area and how LNG and renewable energy is compatible.

First targets
A joint marketing document has been produced and published and we have independently approached Kosmos to develop the Totue field. Other projects being considered are Twinza in PNG, and Amni in Nigeria.

The joint team will be in place by July, 2016. Their aim will be to pursue at least 3 targets that will be developed into FIDs within 18 months. It will be vital to agree at least 1 project that can be accelerated and to find 10 further targets to feed the pipeline.

Budgets
The costs of running the Joint Venture for the first 6 months of operation will be $8 million (roughly second half 2016). The total can be broken down into 50% staff costs (mostly secondment), consultancy (20% parent cost), 20% third party (legal and technical) and 10% overheads. As the charging of staff will not occur until the first legally binding document is signed, the secondment costs will be absorbed by the parent companies therefore bringing down the costs for the JV.

The 2017 costs are forecast to be $14 million, overhead will increase due to starting to locate staff in one office. 2018 costs are estimated to increase to $21 million in line with having to service several projects. 2019 are forecast to rise to the plateau of $21 million as the first project goes live and 2 further projects will be in the construction phase.

A detailed budget will be agreed with the Board, as described in the JV document, once the staff are identified and overhead costs clearly defined and submitted to the Board within 3 months of the start of the JV.

Conclusion
We request that each parent commits to contributing $250 million once the first project is underway and a drawdown of $10 million for the formation and operation of the Joint Venture while it selects targets and concludes legally binding agreements.

Schedule 9.3
Initial Budget